UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(RULE 14a-101)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

AVANTGO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.0001 per share, of AvantGo, Inc.

(2)	Aggregate number of securities to which transaction applies: Approximately 37,328,038 shares of AvantGo Common Stock (representing the number of shares of AvantGo Common Stock outstanding on December 19, 2002 and shares of AvantGo Common Stock underlying in-the-money options exercisable as of the record date)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $3,536.00 was calculated pursuant to Exchange Act Rule 0-11 and Section 14(g) of the Exchange Act, as amended, and is equal to $92.00 per million of the aggregate merger consideration of $38,428,478

(4)	Proposed maximum aggregate value of transaction:

                           $38,428,478

(5)	Total fee paid:

                           $3,536.00

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)     Amount Previously Paid:

          (2)     Form, Schedule or Registration Statement No.:

          (3)     Filing Party:

          (4)     Date Filed:

Preliminary Copy — Subject to Completion

(AVANTGO LOGO)

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear AvantGo, Inc. Stockholder:

      The board of directors of AvantGo, Inc. has approved a merger pursuant to which AvantGo will be acquired by Sybase, Inc.

      If the merger is completed, holders of AvantGo’s common stock will receive $1.0294797 in cash, without interest, for each share of AvantGo’s common stock they own.

      Stockholders of AvantGo will be asked, at a special meeting of AvantGo’s stockholders, to adopt and approve the merger agreement and approve the merger. In connection with its evaluation of our strategic alternatives, including the merger, the board engaged Alliant Partners to act as its financial advisor. Alliant Partners delivered its written opinion to our board of directors to the effect that, as of December 18, 2002, and based upon and subject to the factors and assumptions set forth in the written opinion, the $1.0294797 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders. In addition, the board of directors of AvantGo has unanimously determined that the merger is advisable and fair to, and in the best interests of, AvantGo and our stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of AvantGo’s stockholders that you adopt and approve the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement. The board of directors of AvantGo unanimously recommends that AvantGo’s stockholders vote FOR adoption and approval of the merger agreement and approval of the merger.

      The date, time and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement is as follows:

[Day], [Month] , 2003
10:00 a.m., local time
25881 Industrial Boulevard
Hayward, CA 94545

      The proxy statement attached to this letter provides you with information about the special meeting of the AvantGo stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

      Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of AvantGo common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

DAVID PRATT
President and Chief Executive Officer
AvantGo, Inc.

The proxy statement is dated [Month] , 2003, and is first being mailed to stockholders of AvantGo on or about [Month] , 2003.

Preliminary Copy — Subject to Completion

(AVANTGO LOGO)

AVANTGO, INC.

25881 Industrial Boulevard
Hayward, California 94545
(510) 259-4000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [MONTH]        , 2003

To the Stockholders of AvantGo, Inc.:

      A special meeting of stockholders of AvantGo, Inc., a Delaware corporation, will be held on [Day], [Month]        , 2003 at 10:00 a.m., local time, at our headquarters located at 25881 Industrial Blvd., Hayward, California 94545, for the following purposes:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 19, 2002, among Sybase, Inc., a Delaware corporation, Seurat Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Sybase, and AvantGo, pursuant to which AvantGo will become a wholly-owned subsidiary of Sybase and each outstanding share of AvantGo common stock will be converted into the right to receive $1.0294797 in cash, and to approve the merger of AvantGo with a subsidiary of Sybase; and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

      The board of directors of AvantGo has fixed the close of business on [Month]        , 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of AvantGo’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, AvantGo had outstanding and entitled to vote [                              ] shares of common stock. Holders of AvantGo’s common stock are entitled to appraisal rights under the Delaware General Corporation Law, or, if applicable, dissenters’ rights under the California General Corporation Law, in connection with the merger if they meet certain conditions. See “The Merger — Appraisal and Dissenters’ Rights”.

      Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of AvantGo’s common stock is required to adopt and approve the merger agreement and approve the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption and approval of the merger agreement and approval of the merger. If you fail to return your AvantGo proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the AvantGo special meeting but will effectively be counted as a vote against adoption and approval of the merger agreement and against approval of the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

Mark Cochran
Secretary

Hayward, California

[Month]        , 2003

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
Forward-Looking Information
The Companies
Merger Consideration
Treatment of Awards Outstanding under AvantGo’s Stock Plans and Outstanding Warrants
Market Price and Dividend Data
Material United States Federal Income Tax Consequences of the Merger
Reasons for the Merger
Recommendation to Stockholders
Opinion of our Financial Advisor
The Special Meeting of AvantGo’s Stockholders
Interests of AvantGo’s Directors and Management in the Merger
Accounting Treatment
Appraisal and Dissenters’ Rights
MARKET PRICE AND DIVIDEND DATA
THE SPECIAL MEETING
Date, Time and Place
Purpose of Special Meeting
Record Date; Stock Entitled to Vote; Quorum
Votes Required
Voting by AvantGo’s Directors, Executive Officers and Certain Stockholders
Voting of Proxies
Revocability of Proxies
Solicitation of Proxies
THE COMPANIES
AvantGo
Sybase
Sybase Merger Subsidiary
THE MERGER
Background to the Merger
Reasons for the Merger and Board of Directors’ Recommendation
Opinion of AvantGo’s Financial Advisor
Interests of AvantGo’s Directors and Management in the Merger
Appraisal and Dissenters’ Rights
Accounting Treatment
Form of the Merger
Effect on Awards Outstanding under AvantGo’s Stock Plans and Outstanding Warrants
Effective Time of the Merger
Delisting and Deregistration of AvantGo’s Common Stock
Material United States Federal Income Tax Consequences of the Merger
Regulatory Matters
Continuation of AvantGo’s Employee Benefits
THE MERGER AGREEMENT AND VOTING AGREEMENTS
The Merger Agreement
The Voting Agreements
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
ARTICLE I The Merger
ARTICLE II Representations and Warranties of Company
ARTICLE III Representations and Warranties of Parent and Merger Sub
ARTICLE IV Conduct Prior to the Effective Time
ARTICLE V Additional Agreements
ARTICLE VI Conditions to the Merger
ARTICLE VII Termination, Amendment and Waiver
ARTICLE VIII General Provisions

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     What will AvantGo’s stockholders receive in the merger?

A:     As a result of the merger, our stockholders will receive $1.0294797 in cash, without interest, for each share of our common stock they own. For example, if you own 100 shares of our common stock, you will receive approximately $102.95 in cash in exchange for your AvantGo shares.

Q:     What will happen to my options in the merger?

A:     As a result of the merger, any options that are outstanding at the effective time of the merger will be terminated. If you wish to receive a payment in respect of your vested options in the merger, you must exercise those vested options prior to the effective time of the merger. You should not exercise any options with a per share exercise price greater than $1.0294797 per share or you will lose money in the merger.

Q:     What do I need to do now?

A:     We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q:     How does AvantGo’s board of directors recommend I vote?

A:     At a meeting held on December 18, 2002, our board of directors unanimously determined that the merger is advisable and fair to, and in the best interests of, AvantGo and our stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of AvantGo’s stockholders that you adopt and approve the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement. The board of directors of AvantGo unanimously recommends that you vote FOR adoption and approval of the merger agreement and approval of the merger.

Q:     What happens if I do not return a proxy card?

A:     If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as voting against the merger.

Q:     May I vote in person?

A:     Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:     Do I need to attend the special meeting in person?

A:     No. You do not have to attend the special meeting in order to vote your AvantGo shares. Your shares can be voted at the special meeting of our stockholders without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

Q: May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of AvantGo stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q:     If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:     Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

Q:     Should I send in my AvantGo stock certificates now?

A:     No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $1.0294797 in cash, without interest, for each share of our common stock.

Q:     When do you expect the merger to be completed?

A:     We are working toward completing the merger as quickly as possible. We expect to complete the merger during the first calendar quarter of 2003. In addition to obtaining stockholder approval, we must satisfy all other closing conditions.

Q:     What if the proposed merger is not completed?

A:     It is possible that the proposed merger will not be completed. The proposed merger will not be completed if, for example, the holders of a majority of AvantGo common stock do not vote to adopt and approve the merger agreement and approve the proposed merger. If the merger is not completed, AvantGo will continue its current operations and will remain a publicly-held company.

Q:     Am I entitled to appraisal or dissenters’ rights?

A:     Yes. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law, or, if applicable, dissenters’ rights under the California Corporations Code, in connection with the merger if they meet certain conditions.

Q:     Will I owe taxes as a result of the merger?

A:     The merger will be a taxable transaction for United States federal income tax purposes (and also may be taxed under applicable state, local, and other tax laws). In general, for United States federal income tax purposes, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive in the merger for your shares of AvantGo common stock and (2) the tax basis of your shares of AvantGo common stock. Refer to the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger” for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:     What other matters will be voted on at the special meeting?

A:     AvantGo does not expect to ask its stockholders to vote on any other matters at the special meeting.

Q:     Who can help answer my questions?

A:     If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

AvantGo, Inc.
Attn: Investor Relations
25881 Industrial Boulevard
Hayward, California 94545
(510) 259-4000
InvestorRelations@AvantGo.com

or our proxy solicitor,

MacKenzie Partners, Inc.
Attn: Mark Harnett
105 Madison Avenue, 14th Floor
New York, New York 10016
(800) 322-2885

v

SUMMARY

      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Forward-Looking Information

      This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee retention and other risks detailed in our and Sybase’s current filings with the SEC, including our most recent filing on Form 10-Q and Sybase’s most recent filing on Form 10-Q, which discuss these and other important risk factors concerning our respective operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

The Companies

AvantGo, Inc.

25881 Industrial Boulevard
Hayward, California 94545
Telephone: (510) 259-4000

      Incorporated under the laws of Delaware in June 1997, we are a leading provider of mobile enterprise software and services that power the mobile economy — delivering any time, anywhere information access to enterprises and individual using mobile devices. We deliver mobile customer relationship management (CRM) solutions that unlock the return on investment of popular CRM systems by driving adoption, and mobile data collection solutions that improve field productivity and data accuracy. See “The Companies — AvantGo.”

Sybase, Inc.

One Sybase Drive
Dublin, California 94568
Phone: (925) 236-5000

      Sybase, a Delaware corporation, is an integration and infrastructure software company that provides technology to integrate platforms, databases and applications. Sybase’s business is organized into three principal operating divisions. The Infrastructure Platform Group offers Sybase’s core technology and solutions that let enterprises integrate, move and manage very large amounts of data and applications across diverse computing environments. iAnywhere Solutions’ products and solutions extend enterprise systems to remote and wireless devices to enable e-business and m-business. Financial Fusion provides e-finance solutions to financial institutions, fusing applications and middleware on a single, integrated platform. See “The Companies — Sybase.”

Seurat Acquisition Corporation

One Sybase Drive
Dublin, California 94568
Phone: (925) 236-5000

      Seurat Acquisition Corporation is a Delaware corporation and a wholly-owned subsidiary of Sybase. Seurat Acquisition Corporation was organized solely for the purpose of functioning as an acquisition vehicle and has not conducted any business operations. See “The Companies — Sybase Merger Subsidiary.”

Merger Consideration

      If the merger is completed, you will receive $1.0294797 in cash, without interest, in exchange for each share of our common stock that you own.

      After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as an AvantGo stockholder. You will receive your portion of the merger consideration after exchanging your AvantGo stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

      See “The Merger — Merger Consideration.”

Treatment of Awards Outstanding under AvantGo’s Stock Plans and Outstanding Warrants

      Stock Options. As a result of the merger, any options that are outstanding at the effective time of the merger will be terminated. If you wish to receive a payment in respect of your vested options in the merger, you must exercise those vested options prior to the effective time of the merger. You should not exercise any options with a per share exercise price greater than $1.0294797 or you will lose money in the merger.

      Warrants. At the effective time of the merger each warrant to purchase shares of AvantGo common stock will be assumed by Sybase and shall continue to have the same terms and conditions set forth in the applicable warrant agreement, except that such warrant will be exercisable for an amount of cash equal to the product of the number of shares of AvantGo common stock that were issuable upon exercise of such warrant immediately prior to the effective time multiplied by $1.0294797. See “The Merger — Effect of Awards Outstanding under AvantGo’s Stock Plans and Outstanding Warrants.”

Market Price and Dividend Data

      Our common stock is listed on The Nasdaq SmallCap Market under the symbol “AVGO”. On December 19, 2002, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $0.53. On [                    ], 2002, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $[                    ]. See “Market Price and Dividend Data.”

Material United States Federal Income Tax Consequences of the Merger

      The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. See “The Merger — Material United States Federal Income Tax Consequences of the Merger.”

      Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Reasons for the Merger

      Our board of directors approved the merger based on a number of positive factors, including the following:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•	the fact that the $1.0294797 per share to be paid as the consideration in the merger represents a premium of approximately $0.38, or 58.38% over the trailing average closing sales prices for our common stock as reported on Nasdaq for the one month ended December 17, 2002, of $0.65 per share, a premium of approximately $0.41, or 66.05% over the trailing average closing sales prices for our common stock as reported on Nasdaq for the one week ended December 17, 2002, of $0.62 per share, and a premium of approximately $0.43, or 71.58% over the $0.60 closing sale price for our common stock as reported on Nasdaq on December 17, 2002, the trading day prior to the board’s approval of the merger agreement;

•	the financial presentation and written opinion of Alliant Partners to our board of directors to the effect that, as of December 18, 2002, and based upon and subject to the factors and assumptions set forth in the written opinion, the $1.0294797 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders (the full text of this opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Alliant Partners in connection with the opinion, is attached as Annex D to this proxy statement);

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Sybase;

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the fact that pursuant to the merger agreement, we are not prohibited from responding (at any time prior to our stockholders’ approval and adoption of the merger agreement with Sybase) in the manner provided in the merger agreement to certain takeover proposals that our board of directors determines in good faith constitute a superior offer, and, upon payment of a predetermined termination fee, we may terminate the merger agreement under certain circumstances to enter into a superior offer.

      In approving the merger, our board of directors also took into account a number of negative factors, including the following:

•	risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger in that event on our sales, operating results and stock price and our ability to retain key management and personnel;

•	that our stockholders would not benefit from any potential future increase in our value;

•	the conditions to Sybase’s obligation to complete the merger and the right of Sybase to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as stockholders of AvantGo generally, as described in “The Merger — Interests of AvantGo’s Directors and Management in the Merger.”

      See “The Merger — Reasons for the Merger and Board of Directors’ Recommendation.”

Recommendation to Stockholders

      Our board of directors has unanimously:

•	determined that the merger is advisable and fair to, and in the best interests of, AvantGo and our stockholders;

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	declared that it is in the best interests of AvantGo’s stockholders that you adopt and approve the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement; and

•	recommended that our stockholders vote FOR adoption of the merger agreement.

      See “The Merger — Reasons for the Merger and Board of Directors’ Recommendation.”

Opinion of our Financial Advisor

      Alliant Partners delivered its opinion to our board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth in the written opinion, the $1.0294797 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders.

      The full text of the written opinion of Alliant Partners, dated December 18, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. Our stockholders should read the opinion in its entirety. Alliant Partners provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Alliant Partners opinion is not a recommendation as to how any holder of our common stock should vote with respect to the transaction.

      See “The Merger — Opinion of AvantGo’s Financial Advisor.”

The Special Meeting of AvantGo’s Stockholders

      Time, Date and Place. A special meeting of our stockholders will be held on [Day], [Month]                     , 2003, at our headquarters located at 25881 Industrial Blvd., Hayward, California 94545 at 10:00 a.m., local time, to consider and vote upon a proposal to adopt and approve the merger agreement and approve the merger.

      Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [Month]                     , 2003, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are approximately [                    ]shares of our common stock entitled to be voted at the special meeting.

      Required Vote. The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

      Share Ownership of Directors and Management. Our executive officers, directors and their affiliates beneficially owned approximately [     ]% of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date, excluding options to purchase shares of our common stock which were unexercised as of the record date.

      See “The Special Meeting.”

Interests of AvantGo’s Directors and Management in the Merger

      When considering the unanimous recommendation by our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours, including, among others:

•	certain indemnification arrangements for our directors and officers will be continued if the merger is completed;

•	certain of our officers will be entitled to severance payments and will have the vesting of options and restricted stock accelerated in connection with the merger;

•	concurrent with the signing of the merger agreement, certain of our officers accepted offers of employment with iAnywhere Solutions, a subsidiary of Sybase, which will become effective following the merger. The offers of employment include customary employee benefits, including options to purchase shares of iAnywhere Solutions and Sybase common stock in the future, and retention incentives; and

•	certain of our officers hold promissory notes payable to us which, under the terms of the notes, the outstanding principal and interest will be accelerated and due at the closing of the merger as a result of the termination of their employment. The officers have agreed that Sybase may withhold certain cash payments resulting from their severance benefits and proceeds to be received as a result of the merger for our common stock held by them, and that Sybase may apply the amounts so withheld against their respective outstanding indebtedness under the notes. Sybase has further agreed to extend the maturity date of the remaining principal and interest due and owing under such notes.

      See “The Merger — Interests of AvantGo’s Directors and Management in the Merger.”

Conditions to the Completion of the Merger

      Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement;

•	no statute, rule, regulation, executive order, decree, injunction or other order, whether temporary, preliminary or permanent, that has the effect of making the merger illegal or otherwise preventing the completion of the merger shall have been enacted, issued, promulgated, enforced or entered by any governmental entity;

•	all material foreign antitrust approvals must have been obtained prior to the effective time of the merger; and

•	no order suspending the use of this proxy statement may be issued and no proceeding to suspend the use of this proxy statement shall have been initiated or threatened in writing by the SEC.

      We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of Sybase and Seurat Acquisition Corporation must be true and correct as of the date of the merger agreement and as of the closing date of the merger, subject to certain exceptions; and

•	each of Sybase and Seurat Acquisition Corporation must have performed or complied in all material respects with all agreements and covenants required by the merger agreement at or prior to the closing of the merger.

      Sybase will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date of the merger, subject to certain exceptions;

•	we must have performed or complied in all material respects with all agreements and covenants required by the merger agreement at or prior to the closing of the merger;

•	no material adverse effect with respect to us and our subsidiaries shall have occurred since the date of the merger agreement;

•	our total revenues for the quarter ended December 31, 2002 must not have been less than 90% of the total revenues targeted for the quarter ended December 31, 2002 (we have satisfied this condition); and

•	our total costs and expenses for the quarter ended December 31, 2002 must not have been greater than 110% of the total costs and expenses budgeted for the quarter ended December 31, 2002 (we have satisfied this condition).

      See “The Merger Agreement and Voting Agreements — The Merger Agreement — Conditions to the Completion of the Merger.”

Limitation on Considering other Acquisition Proposals

      We have agreed, subject to certain exceptions arising out of fiduciary duties of our board of directors, that we will not, and will not permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ officers, directors, affiliates or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives retained by us or them, to, directly or indirectly:

•	solicit, initiate, knowingly or intentionally encourage, facilitate or induce the making, submission or announcement of any other acquisition proposal;

•	participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any other acquisition proposal;

•	approve, endorse or recommend any other acquisition proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any other acquisition transaction.

      The merger agreement does provide that our board of directors may enter into a confidentiality agreement with, or enter into negotiations or discussions with, any person or group in response to an acquisition proposal submitted and not withdrawn by such person or group, if:

•	neither we nor our subsidiaries nor any of our or their representatives have violated the restrictions set forth above;

•	our board of directors concludes in good faith, after consultation with our outside legal counsel, that the action is required in order for our board of directors to comply with its fiduciary duties to our stockholders under applicable law;

•	at least two (2) business days prior to providing any nonpublic information to, or entering into negotiations or discussions with, such person or group, we give Sybase written notice of the identity of the person or group and of our intention to furnish nonpublic information to, or enter into negotiations or discussions with, such person or group;

•	we receive from such person or group an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information provided by us to such person or group, with limitations which are no less favorable to us than those in the confidentiality agreement entered into with Sybase; and

•	contemporaneously with providing any nonpublic information to such person or group, we provide such nonpublic information to Sybase.

      See “The Merger Agreement and Voting Agreements — The Merger Agreement — No Solicitation.”

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger under certain circumstances, including:

•	by mutual written consent authorized by the boards of directors of Sybase and us;

•	by either Sybase or us, if the merger has not been completed by April 19, 2003;

•	by either Sybase or us, if any governmental entity issues any final and non-appealable order, decree or ruling or any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	by either Sybase or us, if our stockholders do not approve the merger agreement at a duly held stockholders meeting;

•	by us, upon the approval of our board of directors, if our board of directors concludes in good faith that it is required to terminate the merger agreement by its fiduciary duties to our stockholders in connection with entering into a definitive agreement with respect to an acquisition proposal which qualifies as a superior offer;

•	by either Sybase or us, if the other party has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement such that any of the conditions to the merger would not be satisfied;

•	by Sybase in the event we breach any of the provisions regarding solicitation of an acquisition proposal; or

•	by Sybase if any of the following “triggering events” occurs:

•	our board of directors or any of its committees for any reason withdraws or withholds, or amends, changes or modifies in a manner adverse to Sybase, its unanimous recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger;

•	we fail to include in this proxy statement the unanimous recommendation of our board of directors that stockholders vote in favor of and adopt and approve the merger agreement and the merger;

•	our board of directors or any of its committees approves or recommends any other acquisition proposal;

•	we enter into any letter of intent or similar document or any contract accepting any other acquisition proposal; or

•	a tender or exchange offer relating to our securities is commenced by a person unaffiliated with Sybase and we have not sent to our stockholders, within ten (10) business days after such a tender or exchange offer is first published, sent or given, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer.

      See “The Merger Agreement and Voting Agreements — The Merger Agreement — Termination.”

Expenses and Termination Fees

      The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such expenses, provided, however, that we and Sybase will equally share the fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing of this proxy statement and any amendments and supplements to this proxy statement.

      The merger agreement requires, however, that we pay Sybase a termination fee of $1,140,000 if, among other things:

•	Sybase terminates the merger agreement as a result of a “triggering event,” as described above;

•	the fiduciary duties of our board of directors requires us to terminate the merger agreement in connection with our entering into a definitive agreement related to an acquisition proposal which qualifies as a superior offer;

•	Sybase terminates the merger agreement because either the effective time has not occurred before April 19, 2003 or we failed to obtain the required approval of our stockholders, and any of the following occurs:

•	a third party has announced an acquisition proposal and has not publicly withdrawn the acquisition proposal at least five (5) business days prior to the earlier of April 19, 2003 or the meeting of our stockholders to vote on the merger, as may be applicable, and within twelve (12) months following the termination of our merger agreement with Sybase, an acquisition of us is completed; or

•	a third party has announced an acquisition proposal and has not publicly withdrawn the acquisition proposal at least five (5) business days prior to the earlier of April 19, 2003 or the meeting of our stockholders to vote on the merger, as may be applicable, and within twelve (12) months following the termination of our merger agreement with Sybase, we enter into a letter of intent or similar document or contract that provides for any acquisition of us.

      In addition to the termination fees described above, in the event Sybase terminates the merger agreement in connection with the breach of our representation and warranty that we have performed or complied in all material respects with all agreements and covenants required by the merger agreement, and prior to such termination, we have received, or a third party has announced, an acquisition proposal and our breach is intended to or has the effect of facilitating such acquisition proposal or benefiting the person or entity making such acquisition proposal without similarly benefiting Sybase, we will be required to pay Sybase an amount equal to the out-of-pocket fees and expenses incurred by Sybase and Seurat Acquisition Corporation in connection with the negotiation, execution and delivery of the merger agreement to which this proxy solicitation relates, provided, however, that we are not required to pay Sybase expenses in excess of $500,000.

      See “The Merger Agreement and Voting Agreements — The Merger Agreement — Termination Fee.”

Voting Agreements

      Simultaneously with the execution and delivery of the merger agreement, all of our executive officers, directors and certain of our affiliates, who beneficially own approximately 21.6% of our outstanding shares as of December 19, 2002, entered into individual voting agreements with Sybase. As of the record date, excluding options to purchase shares of our common stock exercisable within 60 days of the record date, such persons hold approximately [     ]% of the shares entitled to vote at the special meeting. Pursuant to the voting agreements, these stockholders have agreed to vote their shares, and have granted Sybase an irrevocable proxy to vote their shares, of our capital stock in favor of approval of the merger and adoption of the merger agreement, and against any proposal adverse to the merger.

      See “The Merger Agreement and Voting Agreements — The Merger Agreement — The Voting Agreements.”

Accounting Treatment

      The merger will be accounted for as a “purchase transaction” for financial accounting purposes. See “The Merger — Accounting Treatment.”

Appraisal and Dissenters’ Rights

      Subject to compliance with the procedures set forth in Section 262 of the Delaware General Corporations Law (“DGCL”) or, if applicable, Chapter 13 of the California General Corporation Law (the “California Code”), holders of record of our common stock who do not vote in favor of the approval and adoption of the merger agreement and the merger and otherwise comply with the requirements of Section 262 of the DGCL or, if applicable, Chapter 13 of the California Code, are entitled to appraisal rights, or dissenters’ rights, as the case may be, in connection with the merger, whereby such stockholders may receive the “fair value” of their shares in cash, exclusive of any element of value arising from the expectation or accomplishment of the merger. Failure to take any of the steps required under Section 262 of the DGCL, or, if applicable, Chapter 13 of the California Code, on a timely basis may result in a loss of those appraisal rights, or dissenters’ rights, as the case may be. These procedures are described in this proxy statement. The provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex B, and the provisions of California law that grant dissenters’ rights and govern such procedures are attached as Annex C. These rights are discussed more fully under the section entitled “The Merger — Appraisal and Dissenters’ Rights.”

MARKET PRICE AND DIVIDEND DATA

      Our common stock is currently listed on the Nasdaq Small Cap Market under the symbol “AVGO”. Our stock moved from the Nasdaq National Market to the Nasdaq Small Cap Market on September 12, 2002, because it was no longer in compliance with the listing requirements of the Nasdaq National Market. This table shows, for the periods indicated, the range of high and low bids for our common stock as quoted on the Nasdaq Small Cap Market and, prior to September 12, 2002, the Nasdaq National Market.

	AvantGo
	Common Stock

	Low	High

Year ended December 31, 2001
First Quarter	$1.75	$10.00
Second Quarter	$1.10	$3.60
Third Quarter	$1.00	$3.48
Fourth Quarter	$0.90	$1.95
Year Ended December 31, 2002
First Quarter	$1.14	$2.28
Second Quarter	$0.45	$1.25
Third Quarter	$0.36	$0.64
Fourth Quarter	$0.30	$0.98

      The following table sets forth the closing per share sales price of our common stock, as reported on The Nasdaq SmallCap Market on December 19, 2002, the last full trading day before the public announcement of the proposed merger, and on [Month]      , 2003, the latest practicable trading day before the printing of this proxy statement:

	AvantGo Common Stock
	Closing Price

December 19, 2002		$0.53
[Month] , 2003	$	[0	. ]

      We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

THE SPECIAL MEETING

      We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

      We will hold the special meeting at our headquarters located at 25881 Industrial Blvd., Hayward, California 94545 at 10:00 a.m., local time, on [Day], [Month]      , 2003.

Purpose of Special Meeting

      At the special meeting, we will ask holders of our common stock to adopt and approve the merger agreement and approve the merger. Our board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, AvantGo and our stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of AvantGo’s stockholders that you adopt and approve the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement. The board of directors of AvantGo unanimously recommends that AvantGo’s stockholders vote FOR adoption and approval of the merger agreement and approval of the merger.

Record Date; Stock Entitled to Vote; Quorum

      Only holders of record of our common stock at the close of business on [Month]      , 2003, the record date, are entitled to notice of and to vote at the special meeting. On the record date, approximately [                    ] shares of our common stock were issued and outstanding and held by approximately [                    ] holders of record. A quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Votes Required

      The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the merger agreement.

Voting by AvantGo’s Directors, Executive Officers and Certain Stockholders

      Simultaneously with the execution and delivery of the merger agreement, all of our executive officers, directors and their affiliates, who beneficially owned approximately 21.6% of our outstanding shares as of December 19, 2002, entered into individual voting agreements with Sybase. As of the record date, excluding options to purchase shares of our common stock exercisable within 60 days of the record date, such persons hold approximately [     ]% of the shares entitled to vote at the special meeting. Pursuant to the voting agreements, these stockholders have agreed to vote their shares, and have granted Sybase an irrevocable proxy to vote their shares, of our capital stock in favor of approval of the merger and adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger.

Voting of Proxies

      All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement.

      Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

      Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of our common stock abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the merger agreement.

      The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

      We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

      The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with our Secretary a duly executed revocation of proxy;

•	submitting a duly executed proxy to our Secretary bearing a later date; or

•	appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

      If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

      All costs of solicitation of proxies will be borne by us. We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie Partners will receive customary fees and expense reimbursement for these services. In addition, the directors and officers and employees of AvantGo may, without additional compensation, solicit proxies for stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours. See “The Merger — Interests of AvantGo’s Directors and Management in the Merger.”

      The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

      Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

THE COMPANIES

AvantGo

      We are a leading provider of mobile enterprise software and services that power the mobile economy — delivering any time, anywhere information access to enterprises and individual using mobile devices. We deliver mobile customer relationship management (CRM) solutions that unlock the return on investment of popular CRM systems by driving adoption, and mobile data collection solutions that improve field productivity and data accuracy.

      We designed our AvantGo M-Business Server products and mobile business applications to automate business processes and improve the exchange of information between companies and their employees and customers, resulting in improved business efficiencies and more effective customer interactions. We license our AvantGo M-Business Server products and mobile business applications to help companies provide their employees, customers, suppliers and business affiliates with easy access to business information. We host our My AvantGo service to enable our Media and M-Business customers to deliver their content and applications to our over 7.0 million registered My AvantGo users. Our My AvantGo service also allows consumers to access and interact with over 2,000 sources of Internet-based content and corporate applications optimized for delivery to handheld devices and Internet-enabled phones. In July 2002, we announced that we will heighten our focus on applications and solutions targeted to field force professionals.

      We were incorporated in Delaware in June 1997. Our principal executive offices are located at 25881 Industrial Boulevard, Hayward, California 94545, and our telephone number is (510) 259-4000. Additional information regarding us is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Sybase

      Sybase makes software that integrates platforms, databases and applications. Sybase’s products and services include enterprise portal solutions, mobile and wireless solutions, and solutions in such vertical markets as financial services, telecommunications, the public sector, and healthcare. Sybase’s customers are primarily Fortune 1000 companies in North America and their equivalents in other geographic regions. Sybase was founded and incorporated in California on November 15, 1984, and re-incorporated in Delaware on July 1, 1991. Sybase recently reorganized its operations into three main divisions and subsidiaries.

•	Infrastructure Platform Group (IPG) products and solutions let enterprises integrate, move and manage very large amounts of data and applications across diverse computing environments. IPG includes the products and functions of Sybase’s former Enterprise Solutions (ESD), e-Business (EBD) and Business Intelligence (BI) divisions.

•	iAnywhere Solutions, Inc. (IAS) products and solutions extend enterprise systems to remote and wireless devices to enable e-business and m-business (mobile business) anywhere, anytime.

•	Financial Fusion, Inc. (FFI) e-finance solutions and its global service and support network enable financial institutions to integrate financial services, channels, platforms, technologies and applications for delivery to capital markets and retail clients.

      Sybase’s principal executive offices are located at One Sybase Drive, Dublin, California 94568 and its telephone number is (925) 236-5000. Additional information regarding Sybase is contained in Sybase’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Sybase Merger Subsidiary

      Seurat Acquisition Corporation is a Delaware corporation and a wholly owned subsidiary of Sybase. Seurat Acquisition Corporation was organized solely for the purpose of functioning as an acquisition vehicle and has not conducted any business operations.

THE MERGER

      The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, which is attached as Annex A to this proxy statement.

Background to the Merger

      At the January 2002 meeting of our board of directors, the board reviewed our results of operations for the fiscal year ended 2001 and our anticipated performance for fiscal year 2002. As a result of such review, and taking into account the difficult economic environment, the board determined that, in order to keep all of our options open, we should both (i) continue to explore potential strategic relationships with long-standing business partners in order to capitalize on business opportunities relating to co-marketing and technology licensing and (ii) consider any unsolicited expressions of interest by companies who may desire to take an equity position in, or acquire or merge with, AvantGo.

      We have worked with Sybase for a number of years. The relationship has included the servicing of mutual customers using our software and Sybase’s products. During the first quarter of 2002, we were introduced to Sybase’s iAnywhere subsidiary through a mutual customer who had developed a mobile CRM solution relying on the iAnywhere database and our software.

      At the beginning of March 2002, Mark Westover, Senior Director of Corporate Development at Sybase, contacted Felix Lin, our Vice President of Corporate Development at that time, to discuss the potential for a broader strategic relationship between the two companies, including a potential merger. Mr. Lin informed Mr. Westover that before we would consider entering into merger discussions, we would have to engage in further discussions with Sybase in order to determine the extent and significance of Sybase’s level of interest.

      On March 29, 2002, Mr. Westover and Marty Beard, Vice President of Corporate Development at Sybase, met with Mr. Lin to further discuss the possibility of entering into merger discussions. Sybase began requesting further information from us, and we entered into a nondisclosure agreement with Sybase on April 30, 2002 covering the information about us provided to them in connection with their inquiries.

      On May 1, 2002, Mr. Beard sent to Richard Owen, our Chief Executive Officer at the time, a draft non-binding letter of intent accompanied by a summary of certain terms outlining a potential business combination between us and Sybase, which terms were explicitly subject to change based on the result of Sybase’s due diligence inquiries.

      At a special meeting of our board held on May 16, 2002, the board reviewed and discussed the proposal from Sybase with our legal counsel and established a mergers and acquisitions committee of the board to consider and evaluate further the proposal as well as any future potential transactions.

      On May 24, 2002 John Chen, President and Chief Executive Officer of Sybase, met with Mr. Owen to discuss the proposal. Mr. Owen reported the results of the May 24, 2002 meeting to the mergers and acquisitions committee. At a meeting of the mergers and acquisitions committee of the board of directors held on June 5, 2002, the committee determined that the matter should be brought to the attention of the entire board for discussion, following a presentation by management regarding our prospects as a stand-alone corporation and relevant criteria required to attract and engage a strategic partner.

      From July 2002 through October 2002, our board of directors had numerous discussions about our strategic position and strategy, including discussions about our relationships with our existing business partners. We were contacted by several smaller companies about possible business combinations or acquisitions of such companies by AvantGo. We explored strategic alternatives with several of these companies and considered the benefits of acquiring one or more smaller companies to increase our product offerings and customer base by leveraging our own technology, sales force and resources to increase the sales and profitability of the combined entity. In addition, we were contacted by a similarly sized competitor of AvantGo about the possibility of combining the two companies to create a stronger company and a more compelling suite of product offerings. After preliminary discussions, our board concluded that a merger at that time with such competitor was not in our best interests. While our board believed that some benefits might accrue from the acquisition or combination with one or more companies of similar or smaller size, these benefits were offset by significant risks associated with the integration of such companies into AvantGo. In addition, the benefits to stockholders from merging with a similarly sized entity did not appear as attractive as those associated with the acquisition of AvantGo by a larger company with greater financial resources, such as Sybase.

      From July 2002 through October 2002, we had further discussions and meetings with several parties as well as Sybase regarding a possible acquisition of AvantGo. On September 13, 2002, one of our customers expressed a written interest in acquiring us. Members of the board and management discussed the expression of interest internally during the weeks of September 16, 2002, September 23, 2002 and September 30, 2002. On October 11, 2002, we received from Sybase a revised draft non-binding letter of intent accompanied by a summary of certain terms outlining a potential business combination between us and Sybase, which terms were explicitly subject to change based on the result of Sybase’s due diligence inquiries. Over the next several weeks the board considered the proposals received from Sybase and our customer and met with several investment banks to consider our strategic alternatives. In light of such proposals, the board determined that it wanted to have a full review of our business prospects and strategic alternatives, including the feasibility of AvantGo continuing as an independent entity.

      On October 16, 2002, the board hired a new President and Chief Executive Officer, David Pratt, to help it evaluate our future potential and to recommend a course of action. At a board meeting held on October 17, 2002, the board reviewed our financial results for the third quarter of 2002 and various scenarios for the balance of 2002 through 2003.

      On October 28, 2002, we also hired a financial advisor, Alliant Partners, to assist our board in evaluating our strategic alternatives. Alliant Partners thereafter contacted several companies to elicit indications of interest in acquiring AvantGo.

      Also on October 28, 2002, our board of directors met with representatives of Alliant Partners and our newly-hired legal counsel, Gray Cary Ware & Freidenrich. Representatives of Alliant Partners reviewed the status of its inquiries with other potential acquirors of AvantGo, and provided an update with respect to merger negotiations with our existing customer. Our board determined to proceed with negotiations with Sybase and discontinue merger negotiations with our customer. Representatives of Gray Cary updated our board of directors on the status of negotiations with Sybase regarding the non-binding summary of terms, including the proposed terms related to restrictions on our ability to solicit alternative transactions following execution of an exclusivity agreement which Sybase would require us to enter into in order to continue merger discussions, and execution of a definitive agreement, and the proposed terms related to our board of directors’ fiduciary obligations, and further reviewed our directors’ fiduciary duties in light of those terms. Representatives of Alliant Partners then reviewed certain financial analyses with our board of directors, including analyses relating to our recent trading performance and analyses relating to the proposed transaction at the range of prices being discussed by Sybase and us. Our board determined to proceed with negotiations with Sybase at the October 28, 2002 meeting. During the week of October 28, 2002, representatives of AvantGo and Sybase negotiated the proposed summary of terms and an exclusivity agreement, and on November 1, 2002, we entered into an exclusivity agreement with Sybase for a period of 20 business days (with automatic 10 business day extensions unless otherwise terminated by Sybase or us).

      During the week of November 4, 2002, Messrs. Westover and Beard, Mr. Terry Stepien, President of Sybase’s iAnywhere subsidiary, and Suhas Joshi, a corporate development analyst of Sybase met in due diligence sessions with Mr. Pratt, Mr. Lin and David Cooper, our Chief Financial Officer. On November 5, 2002, representatives of Sybase and Wilson Sonsini Goodrich & Rosati, Professional Corporation, Sybase’s legal counsel, met at Gray Cary’s offices in Palo Alto, California and began conducting a documentary due diligence review of us.

      During the week of November 11, 2002, representatives of Sybase continued their diligence review of us and continued to meet in due diligence sessions with our management team. On November 15, 2002, Wilson Sonsini delivered a draft of the merger agreement to us and our representatives.

      During the week of November 18, 2002, we reviewed and discussed internally with our representatives the draft merger agreement. On November 22, 2002, our board of directors met telephonically with representatives of Alliant Partners and Gray Cary. Mr. Cooper updated our board on the status of Sybase’s due diligence review of AvantGo, and a representative of Gray Cary provided our board of directors with a summary of the merger agreement.

      During the weeks of November 25, 2002, December 2, 2002 and December 9, 2002, our representatives continued to negotiate the terms of the merger agreement with representatives of Sybase, and representatives of Sybase continued their diligence review of us.

      On December 9, 2002, our board of directors met telephonically with representatives of Alliant Partners and Gray Cary. Mr. Pratt updated our board of directors on the status of negotiations with Sybase, and a representative of Gray Cary updated our board of directors on the status of negotiation of the definitive merger agreement. Our board of directors authorized management and our advisors to continue negotiations with Sybase.

      On December 11, 2002, we met with Sybase at their headquarters for an all hands meeting where attorneys and investment bankers representing both AvantGo and Sybase were present. The parties continued to negotiate the outstanding issues relating to the merger agreement.

      On December 12, 2002, our board of directors met telephonically with representatives of Alliant Partners and Gray Cary. Mr. Pratt updated our board of directors on the status of negotiations with Sybase, and a representative of Gray Cary updated our board of directors on the status of negotiation of the definitive merger agreement. Messrs. Pratt and Cooper provided to our board a presentation of the alternatives available to AvantGo, including the feasibility of AvantGo as an independent entity. Our board determined that it was in the best interests of AvantGo to proceed with merger discussions with Sybase.

      During the week of December 16, 2002, our representatives had numerous calls with representatives of Sybase to negotiate and resolve the remaining open issues under the merger agreement, and representatives of Sybase continued their diligence review of us. On December 18, 2002, our board of directors met with representatives of Alliant Partners and Gray Cary. Representatives of Gray Cary summarized the terms of the merger agreement, and focused on the resolution of final issues related to the agreement. A representative of Alliant Partners then reviewed with our board of directors its financial analyses with respect to the proposed transaction. Following its presentation, Alliant Partners delivered its oral and written opinions to our board of directors to the effect that, as of December 18, 2002, and based upon and subject to the factors and assumptions set forth in its written opinion, the $1.0294797 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders. See “The Merger — Opinion of Alliant Partners.” After extensive discussion and deliberation, our board of directors unanimously (1) approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, (2) declared that it is fair and in the best interests of our stockholders that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement, (3) resolved to recommend that our stockholders approve the merger and approve and adopt the merger agreement, and (4) authorized execution of the merger agreement.

      After the close of business on December 19, 2002, the parties executed the merger agreement. The parties issued a joint press release announcing the execution of the merger agreement on December 20, 2002.

Reasons for the Merger and Board of Directors’ Recommendation

      Reasons for the Merger. In the course of reaching its decision to approve and adopt the merger and the merger agreement, our board of directors consulted with our senior management, legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	our current and historical financial condition and our results of operations as a stand-alone company, our prospects and strategic objectives, the risks involved in achieving those prospects and objectives, the software industry as a whole, and the current and anticipated worldwide economic environment;

•	the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity, and the perceived risks thereof), the range of possible benefits to our stockholders of such alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives, and our board of directors’ assessment that the merger with Sybase presented a superior opportunity to such alternatives;

•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock; and

•	other historical information concerning our business, prospects, financial performance and condition, operations, technology, management and competitive position.

      In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•	the fact that the $1.0294797 per share to be paid as the consideration in the merger represents a premium of approximately $0.38, or 58.38% over the trailing average closing sales prices for our common stock as reported on Nasdaq for the one month ended December 17, 2002, of $0.65 per share, a premium of approximately $0.41, or 66.05% over the trailing average closing sales prices for our common stock as reported on Nasdaq for the one week ended December 17, 2002, of $0.62 per share, and a premium of approximately $0.43, or 71.58% over the $0.60 closing sale price for our common stock as reported on Nasdaq on December 17, 2002, the trading day prior to the board’s approval of the merger agreement;

•	the financial presentation and written opinion of Alliant Partners to our board of directors to the effect that, as of December 18, 2002, and based upon and subject to the factors and assumptions set forth in the written opinion, the $1.0294797 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders (the full text of this opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Alliant Partners in connection with the opinion, is attached as Annex D to this proxy statement);

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Sybase;

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the fact that pursuant to the merger agreement, we are not prohibited from responding (at any time prior to our stockholders’ approval and adoption of the merger agreement with Sybase) in the manner provided in the merger agreement to certain takeover proposals that our board of directors determines in good faith constitute a superior offer, and, upon payment of a predetermined termination fee, we may terminate the merger agreement under certain circumstances to enter into a superior offer.

      In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger in that event on our sales, operating results and stock price and our ability to retain key management and personnel;

•	that our stockholders would not benefit from any potential future increase in our value;

•	the conditions to Sybase’s obligation to complete the merger and the right of Sybase to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as stockholders of AvantGo generally, as described in “The Merger — Interests of AvantGo’s Directors and Management in the Merger.”

      The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

      Board of Directors Recommendation. After careful consideration, our board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, AvantGo and our stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of AvantGo’s stockholders that you adopt and approve the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement. Accordingly, the board of directors of AvantGo unanimously recommends that you vote FOR adoption and approval of the merger agreement and approval of the merger.

Opinion of AvantGo’s Financial Advisor

      In addition to the other services performed by Alliant Partners for us described elsewhere in this proxy statement, we retained Alliant Partners to render an opinion regarding the fairness of the proposed merger between AvantGo and a subsidiary of Sybase, from a financial point of view, to the stockholders of AvantGo.

      On December 18, 2002, Alliant Partners delivered to our board of directors its opinion that, as of December 18, 2002, and based on the matters described in the opinion, the total consideration to be received by AvantGo stockholders in connection with the proposed merger was fair, from a financial point of view, to the stockholders of AvantGo. No limitations were imposed by AvantGo on the scope of Alliant Partners’ investigations or the procedures to be followed by Alliant Partners in rendering its fairness opinion.

      The full text of the fairness opinion letter, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken by Alliant Partners in connection with the opinion is attached to this proxy statement as Annex D. Stockholders of AvantGo are urged to read Alliant Partners’ fairness opinion letter in its entirety. The fairness opinion was prepared for the benefit and use of our board of directors in its consideration of the merger and does not constitute a recommendation to stockholders of AvantGo as to how they should vote in connection with the merger. The fairness opinion does not address the relative merits of the merger or any other transactions or business strategies discussed by the AvantGo board of directors as alternatives to the merger agreement or the underlying business decision of our board of directors to proceed with or effect the merger, except with respect to the fairness of the total consideration to be received by AvantGo stockholders from a financial point of view. The summary of Alliant Partners’ fairness opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Alliant Partners’ fairness opinion letter.

      In connection with the preparation of Alliant Partners’ fairness opinion, Alliant Partners, among other things:

•	reviewed the terms of the merger agreement;

•	reviewed financial statements and other financial and operating data concerning AvantGo prepared by our management;

•	compared some aspects of the financial performance of AvantGo with comparable public companies and the prices paid for securities in those publicly traded companies;

•	analyzed available public information concerning other mergers and acquisitions comparable in whole or in part to the merger;

•	assessed AvantGo’s value using a discounted cash flow analysis of projected future cash flows; and

•	participated in discussions with our management concerning the operations, business strategy, financial performance and prospects for AvantGo as well as the strategic objectives of the merger.

      In conducting its review and arriving at its fairness opinion, Alliant Partners relied on and assumed the accuracy and completeness of the financial statements and other information provided by us or otherwise made available to Alliant Partners and did not assume independent responsibility to verify the information. Alliant Partners further relied on the assurances of our management that the information provided was prepared on a reasonable basis in accordance with industry practice, and with respect to financial planning data, reflected the best currently available estimates and good faith judgments of our management as to the expected future financial performance of AvantGo and that our management was not aware of any information or facts that would make the information provided to Alliant Partners incomplete or misleading.

      In arriving at the fairness opinion, Alliant Partners did not perform any appraisals or valuations of specific assets or liabilities of AvantGo and was not furnished with any appraisals or valuations.

      Alliant Partners did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which we or any of our respective affiliates were a party or may be subject. At our direction and with our consent, Alliant Partners did rely upon certain information provided by us regarding the possible assertion of claims, outcomes or damages arising out of those matters relating to pending or threatened litigation, possible unasserted claims or other contingent liabilities to which we may be subject in the future. Although developments following the date of Alliant Partners’ fairness opinion may affect the opinion, Alliant Partners assumed no obligation to update, revise or reaffirm the opinion.

      Following is a summary description including all material sources of information and valuation methodologies employed by Alliant Partners in conjunction with rendering its opinion to the AvantGo board of directors.

      Comparable Public Company Analysis. Alliant Partners compared certain financial information and valuation ratios relating to AvantGo to corresponding publicly available data and ratios from a group of selected publicly traded companies deemed comparable to AvantGo. The comparable companies selected included twelve publicly traded companies in the business of providing mobile enterprise software and solutions. Financial information reviewed by Alliant Partners included each company’s: (a) enterprise value, calculated as the market capitalization of the selected company, plus the company’s long term debt, less the company’s excess cash; (b) trailing twelve months, or TTM, revenue as reported as of the date of Alliant Partners’ fairness opinion; (c) TTM pro forma operating income; (d) revenue for calendar year 2001; (e) projected calendar year revenue estimates for 2002 and 2003; and (f) most recently available headcount figures. Comparable companies included: 724 Solutions Inc; Aether Systems Inc.; AT Road Inc.; Captaris Inc.; Extended Systems Inc.; GoAmerica Inc.; InfoSpace Inc.; Openwave Systems Inc.; Pumatech Inc.; Research In Motion Ltd.; TeleCommunication Systems Inc.; and webMethods Inc.

      Some adjustments for differences in performance, marketability, size and application of an acquisition control premium were made to the valuation multiples before reaching an implied weighted average enterprise value of $13.7 million for AvantGo through this methodology.

      Comparable Transaction Analysis. Alliant Partners reviewed seven comparable merger and acquisition transactions from January 2001 through May 2002 involving sellers that share certain characteristics with AvantGo, including companies in the business of providing mobile enterprise software and solutions. Those comparable merger and acquisition transactions of companies included: Alcatel’s acquisition of Telera; OpenWave Systems’ acquisition of SignalSoft; ECsoft Group’s acquisition of CMG Danmark (subsidiary of CMG); Active Link Communications’ acquisition of Mobility Concepts; America Online’s acquisition of

InfoInteractive; Lightbridge’s acquisition of Corsair Communications; and TeleCommunication Systems’ acquisition of Xypoint.

      Estimated multiples paid in the comparable merger and acquisition transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. The transaction values were adjusted to account for changes in each respective acquiror’s stock price since the transaction effective date.

      Some adjustments for differences in performance and marketability were made to the valuation multiples before reaching an implied weighted average enterprise value of $21.3 million for AvantGo through this methodology.

      No company, transaction or business utilized as a comparison in the comparable public company analysis or the comparable transaction analysis is identical to AvantGo or the merger. In evaluating the comparable companies, Alliant Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AvantGo. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, comparable transactions or the business segment, companies or transactions to which they are being compared.

      Discounted Cash Flow Analysis. Alliant estimated the present value of the projected future cash flows of AvantGo on a stand-alone basis based on projections for the years ending December 31, 2002 through December 31, 2005 and an appropriate discount rate. Alliant Partners obtained a terminal valuation based on application of an adjusted projected revenue multiple to terminal year projected revenue. Based on this methodology, AvantGo has an implied enterprise value of $2.5 million.

      Valuation Summary. To reach a value range for the equity value of AvantGo, Alliant Partners utilized a weighted average of the value indications implied by the three methodologies of $12.5 million, weighting each methodology equally. After making adjustments to account for excess cash on AvantGo’s balance sheet expected as of the close of the merger, the implied equity valuation for AvantGo is $32.2 million, with a valuation range of $28.9 million to $35.4 million.

      Price Premium Analysis. Alliant Partners reviewed the premium to be paid by Sybase over the equity valuation for AvantGo as well as the consideration per share premium to be paid to AvantGo stockholders over AvantGo’s stock prices. As of December 17, 2002, the premium over our equity valuation of $32.2 million was 22%. As of December 17, 2002, the premium over our average closing stock price for the previous twelve months of $0.87 was 19%, and the premium over our stock price on December 17, 2002 of $0.60 was 72%.

      Conclusion. While the foregoing summarizes the analyses and factors that Alliant Partners deemed material, it is not a comprehensive description of all analyses and factors considered by Alliant Partners. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alliant Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying Alliant Partners’ fairness opinion. The conclusions reached by Alliant Partners may involve significant elements of subjective judgment and qualitative analysis. In performing its analyses, Alliant Partners considered general economic, market and financial conditions and other matters, many of which are beyond the control of AvantGo.

      Pursuant to its letter agreement with us, Alliant Partners will receive a fee for the fairness opinion rendered to our board of directors in the amount of $150,000. For other services performed for us described elsewhere in this proxy statement, Alliant Partners will receive an aggregate fee of $75,000, plus reimbursement of expenses. We have also agreed to indemnify and hold harmless Alliant Partners and its affiliates and any person, director, employee or agent acting on behalf of Alliant Partners or any of its affiliates, or any person controlling Alliant Partners or its affiliates, for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Alliant Partners as financial advisor to us. The terms of the fee arrangement with Alliant Partners, which we and Alliant Partners believe are customary in transactions of this nature, were negotiated at arm’s-length.

      Alliant Partners was retained based on Alliant Partners’ experience as a financial advisor. As part of its investment banking business, Alliant Partners is frequently engaged in the valuation of technology businesses and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships, private financings and other specialized studies.

Interests of AvantGo’s Directors and Management in the Merger

      In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours.

      All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

      Indemnification and Insurance. The merger agreement provides that from and after the effective time of the merger, Sybase will and will cause the surviving corporation, to fulfill and honor the obligations of AvantGo pursuant to any indemnification agreements between us and our directors and officers, and any indemnification provisions under our charter documents in effect as of the date of the merger agreement. The Certificate of Incorporation and Bylaws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to our directors and officers as those contained in our charter documents as in effect on the date of the merger agreement, and such provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time of the merger in a manner adverse to such directors and officers unless required by applicable law. The merger agreement further provides that we may purchase, for a price not to exceed a stated amount set forth in the merger agreement, directors’ and officers’ liability tail insurance coverage covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms comparable to those in effect on the date of the merger agreement, and covering all periods prior to the effective time of the merger. In the event we have not purchased such coverage, Sybase will or will cause the surviving corporation to purchase the coverage.

      Severance Arrangements. Messrs. Pratt, our current President and Chief Executive Officer, Cooper, our current Chief Financial Officer, Cochran, our current General Counsel and Secretary, and Treadway, our current Vice President of Products, will not continue employment with us or Sybase following the merger. In connection with their termination of employment, each will be entitled to severance benefits pursuant to their existing employment or retention agreements with us.

      For Mr. Pratt, this includes:

•	a severance payment of $30,000 plus any amount by which his total cash compensation from us earned through the time of termination is less than $100,000; and

•	the acceleration of vesting immediately prior to the effective time of the merger of all unvested stock options held by him.

      For Messrs. Cooper and Cochran, these benefits include:

•	a severance payment equal to twelve months of the employee’s base salary at the then current rate of pay;

•	the acceleration of vesting immediately prior to the effective time of the merger of all unvested stock options and restricted stock held by them;

•	payment of COBRA insurance coverage for a six month term; and

•	an amount equal to the last quarter’s performance bonus amount (in addition to any such amount that has been earned but not yet paid).

      For Messr. Treadway, these benefits include:

•	a severance payment equal to six months of his base salary at the then current rate of pay;

•	the acceleration of vesting immediately prior to the effective time of the merger of all unvested stock options and restricted stock held by him;

•	payment of COBRA insurance coverage for the six month term; and

•	an amount equal to the last quarter’s performance bonus amount (in addition to any such amount that has been earned but not yet paid).

      Robert Johnson, our Vice President of Worldwide Sales and Client Services, is currently discussing with Sybase as to whether he will continue with Sybase following the merger. Under Mr. Johnson’s current retention agreement with us, in the event he becomes an employee Sybase, he will be entitled to accelerated vesting immediately prior to the effective time of the merger of all unvested stock options and restricted stock of AvantGo held by him. However, under certain circumstances, if Mr. Johnson is not employed by Sybase, he will be entitled to the following severance benefits:

•	a severance payment equal to six months of his base salary at the then current rate of pay;

•	the acceleration of vesting immediately prior to the effective time of the merger of all unvested stock options and restricted stock held by him;

•	payment of COBRA insurance coverage for a six month term; and

•	an amount equal to the last quarter’s performance bonus amount (in addition to any such amount that has been earned but not yet paid).

      Employment Offers. Concurrent with the signing of the merger agreement, Messrs. Thomas Whittaker, our Chief Technology Officer and Vice President of Engineering, and Neil Versen, our Vice President of Sales for the My AvantGo business, accepted offers of employment with iAnywhere Solutions, a subsidiary of Sybase, to become employees of iAnywhere Solutions upon completion of the merger. In connection with their employment, Messrs. Whittaker and Versen will be entitled to receive customary employee benefits, including options to purchase shares of Sybase common stock and iAnywhere Solutions common stock, and certain retention incentives. In addition, pursuant to their current retention agreement with us, Messrs. Whittaker and Versen are entitled to accelerated vesting immediately prior to the effective time of the merger of all unvested stock options and restricted stock of AvantGo held by them.

      Outstanding Promissory Notes. Messrs. Cooper, our current Chief Financial Officer, and Cochran, our current General Counsel and Secretary, hold promissory notes issued to us in the amounts of $249,200.00 and $253,125.00, respectively. Under the terms of the notes, the outstanding principal and interest will be accelerated and due at the closing of the merger in connection with the termination of their employment. Sybase has entered into separate agreements with each of Messrs. Cooper and Cochran pursuant to which each has agreed to offset against the amount of principal and interest owed by them under the terms of the notes, the following: one-half of the cash severance payments they are entitled to receive (after payment of applicable taxes); the after-tax proceeds they will receive as a result of the merger for those shares of our common stock that will be held by them as a result of the exercise of all their then outstanding in-the-money stock options; and the after-tax proceeds which they will receive as a result of the merger for all other shares of our common stock held by them. Sybase has agreed, following the merger, to allow for payment of the remaining outstanding principal and interest under such notes in equal monthly installments commencing on March 20, 2003, with the last monthly installments to be made on January 20, 2005 and August 20, 2005 for

Mr. Cochran and Mr. Cooper, respectively. Neither Mr. Cooper nor Mr. Cochran will be an employee of Sybase following the merger.

Appraisal and Dissenters’ Rights

      If the merger is consummated, our stockholders who choose not to vote in favor of the merger will have the right to elect an appraisal of the fair market value of their shares of our common stock, and to receive the fair market value of such shares in lieu of the consideration contemplated by the merger and the merger agreement, in accordance with the provisions of Section 262 of the DGCL.

      Section 2115 of the California Code makes certain portions of the California Code applicable, with limited exceptions, to a foreign corporation with more than half of its business conducted in the state, irrespective of the corporation’s state of incorporation. We may be subject to Section 2115 of the California Code. Section 2115 invokes the application of Chapter 13 of the California Code to the merger with respect to our stockholders who elect to exercise dissenters’ rights. Therefore, dissenters’ rights under California law may also be applicable to our stockholders. Stockholders who properly perfect appraisal rights or dissenters’ rights and who do not subsequently withdraw such appraisal rights or dissenters’ rights (the “Electing Stockholders”) will not be entitled to surrender their shares of our common stock for payment in the manner otherwise provided in the merger agreement and described in this proxy statement.

      THE FOLLOWING SUMMARY OF APPRAISAL RIGHTS UNDER DELAWARE LAW AND DISSENTERS’ RIGHTS UNDER CALIFORNIA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RELEVANT CODE SECTIONS OF SUCH STATES, WHICH ARE ATTACHED HERETO AS ANNEX B AND ANNEX C.

      FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN SUCH CODE SECTIONS MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF APPRAISAL RIGHTS OR, IF APPLICABLE, DISSENTERS’ RIGHTS. AVANTGO STOCKHOLDERS WHO VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT WILL NOT HAVE A RIGHT TO HAVE THEIR SHARES OF OUR COMMON STOCK APPRAISED. A STOCKHOLDER WHO DESIRES TO EXERCISE HIS, HER OR ITS APPRAISAL RIGHTS OR, IF APPLICABLE, DISSENTERS’ RIGHTS MUST ALSO SUBMIT A WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF OUR COMMON STOCK HELD BY HIM OR HER TO US.

      AvantGo stockholders considering seeking appraisal rights under Delaware law or dissenters’ rights under California law should note that they could receive a value for their shares that is more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal or, if applicable, dissenters’ rights. The costs of the appraisal or dissenter proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal or dissenters’ proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged against the value of all shares that are under these proceedings. The exchange of shares for cash pursuant to the exercise of appraisal or dissenters’ rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See the section entitled “The Merger — Certain United States Federal Income Tax Matters” above. AVANTGO STOCKHOLDERS CONSIDERING EXERCISING APPRAISAL RIGHTS OR, IF APPLICABLE, DISSENTERS’ RIGHTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES OF SUCH ACTIONS.

      At the effective time of the merger, the shares of our common stock held by an Electing Stockholder will be canceled, and such stockholder will be entitled to no further rights except the right to receive payment of the fair value of such holder’s shares. However, if the AvantGo stockholder fails to perfect or withdraws or loses his or her appraisal rights or, if applicable, dissenters’ rights with respect to his or her shares of our common stock, such holder’s shares will not be purchased by us as set forth below, and such holder will receive the applicable merger consideration in exchange for his or her our common stock under the terms of the merger agreement.

Appraisal Rights Under Delaware Law

      Holders of our common stock who demand the appraisal of such holders’ shares and who do not vote in favor of the merger are entitled to certain appraisal rights under the DGCL in connection with the merger. Such holders who perfect their appraisal rights and follow the procedures in the manner prescribed by the DGCL will be entitled to have their shares converted into the right to receive from us such consideration as may be determined by the Court of Chancery (the “Court”) to be due pursuant to the DGCL. Any stockholder who wishes to demand appraisal rights, or who wishes to preserve his or her right to do so, should review this section carefully, since failure to comply with the procedures set forth in Section 262 of the DGCL will result in the loss of such rights.

      REFERENCE IS MADE TO SECTION 262 OF THE DGCL, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B, FOR A COMPLETE STATEMENT OF THE APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS. THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT SECTION.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

      Each stockholder electing to demand the appraisal of his or her shares shall deliver to us, within 20 days after the date of the mailing of the notice of approval of the merger, a written demand for appraisal of his, her or its shares of our common stock. A written demand will be sufficient if it reasonably informs us of the identity of the stockholder and that such stockholder intends to demand the appraisal of his, her or its shares of our common stock. Such written demand should be delivered to c/o Sybase at One, Sybase Drive, Dublin, California 94568, Attention: General Counsel.

      At any time within 60 days after the effective date of the merger, any stockholder who has delivered a written demand to us shall have the right to withdraw such written demand for appraisal and to accept the terms of the merger agreement. After this period, a stockholder may withdraw his, her or its written demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent.

      Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholder’s request is received by us or ten days after the latest date for delivery of a demand for appraisal under Section 262.

      Within 120 days after the effective date of the merger, the surviving corporation or any Electing Stockholder who is entitled to appraisal rights may file a petition with the Court demanding a determination of the value of the stock of all such Electing Stockholders. We have no present intention to file such a petition if demand for appraisal is made. Note that if no petition is filed within the allotted time, then the right of the Electing Stockholder to an appraisal may cease.

      At the hearing on such petition, the Court shall determine the stockholders who are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery. Failure to comply may result in a dismissal of the proceedings as to such stockholder. After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair market value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. The Court shall direct the payment of the fair market value of the shares, together with interest, if any, by the surviving corporation to the stockholders entitled thereto.

      To the extent that there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall control.

Dissenters’ Rights Under California Law

      Holders of our common stock who dissent and do not vote in favor of the merger and who do not pursue their appraisal rights under the DGCL may be entitled to certain dissenters’ rights under the California Code in connection with the merger. Such holders who perfect their dissenters’ rights and follow certain procedures in the manner prescribed by Chapter 13 of the California Code may be entitled to have their shares converted into the right to receive from us such consideration as may be determined to be due pursuant to the California Code. Any stockholder who wishes to dissent and to seek the payment in cash of the “fair market value” of his, her or its shares, or who wishes to preserve his or her right to do so, should review this section carefully, since failure to comply with the procedures set forth in Chapter 13 of the California Code may result in the loss of such rights. The term “fair market value” shall be determined as of the day before the announcement of the terms of the proposed merger, excluding any appreciation or depreciation resulting from the proposed merger, but adjusted for any stock split, or share dividend that becomes effective thereafter.

      REFERENCE IS MADE TO CHAPTER 13 OF THE CALIFORNIA CODE, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX C, FOR A COMPLETE STATEMENT OF THE RIGHTS OF DISSENTING STOCKHOLDERS. THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT SECTION.

      Within 10 days after the approval of the merger by the Company’s stockholders, we shall mail to each stockholder who did not consent to the merger a notice of the approval of the merger. Such notice shall be accompanied by a copy of Sections 1300-1304 of the California Code, a statement of the price determined by us to represent the fair market value of any shares of our common stock which are subject to dissenters’ rights (the “Statement of Price”), and a brief description of the procedures to be followed if a stockholder wishes to exercise his or her dissenters’ rights under the California Code. The Statement of Price by us constitutes an offer by us to purchase the dissenting shares at such price.

      Each AvantGo stockholder who elects to exercise dissenters’ rights as to the shares held by him, her or it must, within 30 days after the date on which the notice was mailed, deliver to us a written demand for the purchase of the shares of our common stock held by such stockholder. The demand must be delivered to c/o Sybase at One, Sybase Drive, Dublin, California 94568, Attention: General Counsel. The demand must state the number and classes of the shares held by the stockholder that the stockholder demands that we purchase and must contain a statement of what the stockholder believes to be the fair market value of those shares on the day before the merger’s announcement. The statement of fair market value constitutes an offer by the stockholder to sell such shares at such price.

      Within the 30-day period following the mailing of the notice of approval of the merger, the Electing Stockholder must submit to us for endorsement certificates for any shares that such stockholder demands we purchase. An Electing Stockholder with uncertificated shares must submit written notice of the number of such shares that the stockholder demands that we purchase. If we and the Electing Stockholder agree upon the price of such shares, the Electing Stockholder is entitled to the agreed price with interest at the legal rate on judgments from the date of such agreement. Payment must be made within 30 days of the later of the date of the agreement between the Electing Stockholder and us or the date the statutory or contractual conditions to the merger are satisfied.

      If we and the Electing Stockholder cannot agree as to the fair market value or as to the fact that such shares are shares of our common stock to which dissenters’ rights apply, the Electing Stockholder may file within six months of the date of mailing of the notice of approval of the merger a complaint with the Superior Court demanding judicial determination of such matters. We may then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six-month period, the Electing Stockholder’s rights under Chapter 13 of the California Code will be lost.

      Additionally, shares of our common stock lose their status as shares for which appraisal may be sought under Chapter 13 of the California Code if, among other things, (i) we abandon the merger, (ii) the shares are transferred prior to their submission for endorsement in accordance with Section 1302 of the California Code or are surrendered for conversion into shares of another class in accordance with the articles, (iii) the Electing Stockholder and we do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date the notice of approval was mailed or (iv) the Electing Stockholder withdraws, with the consent of us, his or her demand for purchase of such shares.

      To the extent that there are any inconsistencies between the foregoing summary and Chapter 13 of the California Code, the California Code shall control.

Accounting Treatment

      The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Form of the Merger

      Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Seurat Acquisition Corporation, a wholly owned subsidiary of Sybase and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned Delaware subsidiary of Sybase.

Merger Consideration

      At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by Sybase or Seurat Acquisition Corporation, shares held by any direct or indirect wholly owned subsidiary belonging to us or Sybase and those shares held by stockholders who perfected their appraisal rights or, if applicable, their dissenters’ rights (as described in “The Merger — Appraisal and Dissenters’ Rights”), will be canceled and automatically converted into the right to receive $1.0294797 in cash, without interest. Treasury shares, shares held by Sybase or Seurat Acquisition Corporation and shares held by our or Sybase’s wholly owned subsidiaries will be canceled immediately prior to the effective time of the merger.

      As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of our common stock (other than stockholders who have perfected their appraisal rights or, if applicable, their dissenters’ rights) will cease to have any rights as a stockholder, except the right to receive $1.0294797 per share in cash, without interest. The price of $1.0294797 per share was determined through arm’s-length negotiations between Sybase and us.

Conversion of Shares; Procedures for Exchange of Certificates

      The conversion of our common stock into the right to receive $1.0294797 per share in cash, without interest, will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, [                              ], the paying agent, will send a letter of transmittal to each former AvantGo stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

      Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent, on behalf of Sybase, as promptly as practicable in accordance with the paying agent’s customary procedures, $1.0294797 in cash for each share represented by the stock certificate and the corresponding stock certificate will be cancelled.

      In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer, and

•	the person requesting such payment:

•	pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or

•	establishes to Sybase or any of its agents that the tax has been paid or is not applicable.

      No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Effect on Awards Outstanding under AvantGo’s Stock Plans and Outstanding Warrants

      Stock Options. As a result of the merger, any options that are outstanding at the effective time of the merger will be terminated. If you wish to receive a payment in respect of your vested options in the merger, you must exercise those vested options prior to the effective time of the merger. You should not exercise any options with a per share exercise price greater than $1.0294797 or you will lose money in the merger.

      Warrants. At the effective time of the merger each warrant to purchase shares of AvantGo common stock will be assumed by Sybase and shall continue to have the same terms and conditions set forth in the applicable warrant agreement, except that such warrant will be exercisable for an amount of cash equal to the product of the number of shares of AvantGo common stock that were issuable upon exercise of such warrant immediately prior to the effective time multiplied by $1.0294797.

      Employee Stock Purchase Plan. Under the merger agreement, we are required to terminate the Employee Stock Purchase Plan no later than the day immediately preceding the effective time of the merger. As of January 31, 2003, all offering and purchase periods under way shall be terminated, and all outstanding purchase rights shall be immediately exercised by applying the accumulated payroll deductions for each participant to purchase shares of our common stock. The purchase price for each participant will be equal to the lower of 85% of (a) the fair market value per share of our common stock on such participant’s offering date and (b) the fair market value per share of our common stock on the purchase date. Any excess payroll deductions not used to purchase shares of our common stock will be returned to the participant without the payment of any interest.

Effective Time of the Merger

      The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Sybase and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing of the merger, which will not be later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement or at such other time as agreed to by Sybase and us.

Delisting and Deregistration of AvantGo’s Common Stock

      If the merger is completed, our common stock will no longer be traded on The Nasdaq SmallCap Market and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

      General. The following describes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of AvantGo common stock. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. In particular, this discussion deals only with U.S. holders that hold shares of AvantGo common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the tax treatment of special classes of U.S. holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons, if any, holding AvantGo common stock as “qualified small business stock,” persons holding AvantGo common stock as part of a hedging, “straddle,” conversion or other integrated transaction, U.S. expatriates, or persons subject to the alternative minimum tax. This discussion may not be applicable to stockholders who acquired AvantGo common stock pursuant to the exercise of options or warrants or otherwise as compensation. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

      As used in this proxy statement, a “U.S. holder” means a holder of AvantGo common stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in the United States or under the law of the United States or any state within the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

      This discussion is based on the Internal Revenue Code of 1986, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this proxy statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to U.S. holders.

      Consequences of the Merger to AvantGo Stockholders. The receipt of cash in exchange for AvantGo common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the AvantGo common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held the AvantGo common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

      Federal Income Tax Backup Withholding. A U.S. holder may be subject to backup withholding at the rate of 30% with respect to a payment of cash in the merger unless the U.S. holder:

•	is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

      To prevent backup withholding and possible penalties, you should complete and sign the substitute Form W-9 included in the letter of transmittal which will be sent to you if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

      We strongly urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of U.S. Federal, state, local and foreign income and other tax laws, in view of your particular circumstances.

Regulatory Matters

      Notifications and antitrust reviews may be required in one or more foreign jurisdictions. The parties are currently evaluating the need for such notifications. Those material to the completion of the merger will be effected as soon as possible. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that Sybase or we will be able to satisfy or comply with these conditions or be able to cause our respective subsidiaries to satisfy or comply with these conditions, or that the required regulatory approvals will be obtained within the time frame contemplated by Sybase and us or on terms that will be satisfactory to Sybase and us. See “The Merger and Voting Agreements — The Merger Agreement — Conditions to the Completion of the Merger.”

Continuation of AvantGo’s Employee Benefits

      The merger agreement provides that effective no later than the day immediately preceding the effective time of the merger, AvantGo shall terminate all of its group severance, separation or salary continuation plans, programs or arrangements and any and all Section 401(k) plans. However, Sybase has agreed that as soon as practicable after the effective time of the merger, it will provide the employees of AvantGo and its subsidiaries who remain employed with Sybase with substantially similar types and levels of employment benefits as those provided to similarly situated employees of Sybase, provided that credit for past services will not count toward Sybase’s sabbatical program.

THE MERGER AGREEMENT AND VOTING AGREEMENTS

The Merger Agreement

      The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement in its entirety, which is attached hereto as Annex A to this proxy statement.

      Conditions to the Completion of the Merger. Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement;

•	no statute, rule, regulation, executive order, decree, injunction or other order, whether temporary, preliminary or permanent, that has the effect of making the merger illegal or otherwise preventing the completion of the merger shall have been enacted, issued, promulgated, enforced or entered by any governmental entity;

•	all material foreign antitrust approvals must have been obtained prior to the effective time of the merger; and

•	no order suspending the use of this proxy statement may be issued and no proceeding to suspend the use of this proxy statement shall have been initiated or threatened in writing by the SEC.

      We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of Sybase and Seurat Acquisition Corporation must be true and correct as of the date of the merger agreement and as of the closing date of the merger, subject to certain exceptions; and

•	each of Sybase and Seurat Acquisition Corporation must have performed or complied in all material respects with all agreements and covenants required by the merger agreement at or prior to the closing of the merger.

      Sybase will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date of the merger, subject to certain exceptions;

•	we must have performed or complied in all material respects with all agreements and covenants required by the merger agreement at or prior to the closing of the merger;

•	no material adverse effect with respect to us and our subsidiaries shall have occurred since the date of the merger agreement;

•	our total revenues for the quarter ended December 31, 2002 must not have been less than 90% of the total revenues targeted for the quarter ended December 31, 2002 (we have satisfied this condition); and

•	our total costs and expenses for the quarter ended December 31, 2002 must not have been greater than 110% of the total costs and expenses budgeted for the quarter ended December 31, 2002 (we have satisfied this condition).

      Material Adverse Effect. Several of our representations and warranties contained in the merger agreement are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means, when used in connection with us, the requirement to restate and/or the restatement of any SEC report filed by us, and when used in connection with us or any entity, any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of the entity and its subsidiaries, taken as a whole, or the ability of any entity to perform its obligations under the merger agreement and timely complete the transactions contemplated by the merger agreement. However, none of the following will be deemed, by itself or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be a material adverse effect on us:

•	any change in the market price or trading volume of our common stock after the date of the merger agreement;

•	any failure by us to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement;

•	any adverse change, event, violation, inaccuracy, circumstance or effect:

•	that results from the loss, diminution or disruption of our existing or prospective customer, distributor or supplier relationships that we successfully prove results directly from, or is directly attributable to, the public announcement or pendency of the merger;

•	that we successfully prove results from, or is attributable to, conditions affecting the industries in which we participate, the United States economy as a whole, or foreign economies where we or any of our subsidiaries have material operations or sales (where such changes do not, in each case, disproportionately affect us or any of our subsidiaries);

•	resulting from our compliance with the terms of, or the taking of any action required by, the merger agreement; or

•	the institution of litigation against us or any of our officers or directors alleging breach of fiduciary duties in connection with our entry into the merger agreement.

      No Solicitation. We have agreed, subject to certain exceptions arising out of fiduciary duties of our board of directors, that we will not, and will not permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ officers, directors, affiliates or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives retained by us or them, to, directly or indirectly:

•	solicit, initiate, knowingly or intentionally encourage, facilitate or induce the making, submission or announcement of any other acquisition proposal;

•	participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any other acquisition proposal;

•	approve, endorse or recommend any other acquisition proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any other acquisition transaction.

      The merger agreement does provide that our board of directors may enter into a confidentiality agreement with, or enter into negotiations or discussions with, any person or group in response to an acquisition proposal submitted and not withdrawn by such person or group, if:

•	neither we nor our subsidiaries nor any of our or their representatives have violated the restrictions set forth above;

•	our board of directors concludes in good faith, after consultation with our outside legal counsel, that the action is required in order for the board of directors to comply with its fiduciary duties to our stockholders under applicable law;

•	at least two (2) business days prior to providing any nonpublic information to, or entering into negotiations or discussions with, such person or group, we give Sybase written notice of the identity of the person or group and of our intention to furnish nonpublic information to, or enter into negotiations or discussions with, such person or group;

•	we receive from such person or group an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information provided by us to such person or group, with limitations which are no less favorable to us than those in the confidentiality agreement entered into with Sybase; and

•	contemporaneously with providing any nonpublic information to such person or group, we provide such nonpublic information to Sybase.

      The merger agreement provides that the term “acquisition proposal” means any offer or proposal (other than an offer or proposal by Sybase or Seurat Acquisition Corporation) relating to any transaction or series of related transactions involving:

•	any acquisition or purchase from us by any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in our total outstanding voting securities, or that of any of our subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of our total outstanding voting securities, or that of any of our subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving us pursuant to which our stockholders immediately preceding such a transaction would hold less than eighty five percent (85%) of the equity interests in the surviving or resulting entity of such a transaction;

•	any sale, lease, exchange, transfer, license (other than in the ordinary course of business and consistent with our past practices), acquisition or disposition of more than fifteen percent (15%) of our assets; or

•	any liquidation or dissolution of us.

      The merger agreement provides that our board of directors may amend, change, withdraw or modify its unanimous recommendation in favor of the merger at any time prior to our stockholders’ approval and adoption of the merger agreement and approval of the merger, but only to terminate the merger agreement in accordance with the termination procedures described below under the heading “Termination,” and only if:

•	a superior offer (as described below) is made to us and is not withdrawn, and, concurrent with the termination of the merger agreement our board of directors causes us to enter into a definitive agreement with respect to such a superior offer;

•	neither we nor any of our subsidiaries nor any of our or their representatives have violated any of the restrictions regarding solicitation set forth above in connection with such superior offer; and

•	our board of directors concludes in good faith, after consultation with our outside legal counsel, that in light of such superior offer, the withdrawal, amendment, change or modification of its recommendation is required in order for it to comply with its fiduciary duties to our stockholders under applicable law.

      The merger agreement provides that the term “superior offer” means any unsolicited, bona fide written offer made by a third party to consummate any acquisition proposal on terms that our board of directors determines, in its reasonable judgment (after consultation with a reputable financial advisor) to be more favorable to our stockholders from a financial point of view than the terms of the merger with Sybase. However, any such offer will not be deemed to be a “superior offer” if any financing required to complete the transaction contemplated by such an offer is not committed and is not likely in the reasonable judgment of our board of directors to be obtained by such third party on a timely basis.

      Termination. The merger agreement may be terminated at any time prior to the effective time of the merger under certain circumstances, including:

•	by mutual written consent authorized by the boards of directors of Sybase and us;

•	by either Sybase or us, if the merger has not been completed by April 19, 2003 for any reason, provided, however, that this right to terminate the merger agreement will not be available to a party whose action or failure to act was a principal cause of, or resulted in, the failure of the merger to be completed by April 19, 2003, and such action or failure to act constituted a breach of the merger agreement;

•	by either Sybase or us, if any governmental entity issues any final and nonappealable order, decree or ruling or any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	by either Sybase or us, if our stockholders do not approve the merger agreement at a duly held stockholders meeting, provided, however, that the right to terminate the merger agreement for the failure to obtain the required approval of our stockholders will not be available to us where such failure was caused by our action or failure to act and our action or failure to act constitutes a breach by us of the merger agreement;

•	by us, upon the approval of our board of directors, if our board of directors concludes in good faith that it is required to terminate the merger agreement by its fiduciary duties to our stockholders under applicable law, after consultation with our outside legal counsel in connection with entering into a definitive agreement with respect to an acquisition proposal which qualifies as a superior offer;

•	by either Sybase or us, if the other party has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement, or if any representation or warranty has become untrue, in either case such that any of the conditions to the merger would not be satisfied as of the time of the breach or as of the time such representation or warranty became untrue and has not been, or is incapable of being, cured within thirty (30) calendar days after written notice of such breach or failure;

•	by Sybase in the event we breach any of the provisions regarding solicitation relating to an acquisition proposal; or

•	by Sybase if any of the following “triggering events” occurs:

•	our board of directors or any of its committees for any reason withdraws or withholds, or amends, changes or modifies in a manner adverse to Sybase, its unanimous recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger;

•	we fail to include in this proxy statement the unanimous recommendation of our board of directors that stockholders vote in favor of and adopt and approve the merger agreement and the merger;

•	our board of directors or any of its committees approves or recommends any other acquisition proposal;

•	we enter into any letter of intent or similar document or any contract accepting any other acquisition proposal; or

•	a tender or exchange offer relating to our securities is commenced by a person unaffiliated with Sybase and we have not sent to our stockholders, within ten (10) business days after such a tender or exchange offer is first published, sent or given, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer.

      Termination Fee. The merger agreement requires that we pay Sybase a termination fee of $1,140,000, if, among other things:

•	Sybase terminates the merger agreement as a result of a triggering event, as described above;

•	the fiduciary duties of our board of directors requires us to terminate the merger agreement in connection with our entering into a definitive agreement related to an acquisition proposal which qualifies as a superior offer;

•	Sybase terminates the merger agreement because either the effective time has not occurred before April 19, 2003 or we failed to obtain the required approval of our stockholders, and any of the following occurs:

•	a third party has announced an acquisition proposal and has not publicly withdrawn the acquisition proposal at least five (5) business days prior to the earlier of April 19, 2003 or the meeting of our stockholders to vote on the merger, as may be applicable, and within twelve (12) months following the termination of our merger agreement with Sybase, an acquisition of us is completed; or

•	a third party has announced an acquisition proposal and has not publicly withdrawn the acquisition proposal at least five (5) business days prior to the earlier of April 19, 2003 or the meeting of our stockholders to vote on the merger, as may be applicable, and within twelve (12) months following the termination of our merger agreement with Sybase, we enter into a letter of intent or similar document or contract that provides for any acquisition of us.

      In addition to the termination fees described above, in the event Sybase terminates the merger agreement in connection with the breach of our representation and warranty that we have performed or complied in all material respects with all agreements and covenants required by the merger agreement, and prior to such termination, we have received, or a third party has announced, an acquisition proposal and our breach is intended to or has the effect of facilitating such acquisition proposal or benefiting the person or entity making such acquisition proposal without similarly benefiting Sybase, we will be required to pay Sybase an amount equal to the out-of-pocket fees and expenses incurred by Sybase and Seurat Acquisition Corporation in connection with the negotiation, execution and delivery of the merger agreement to which this proxy solicitation statement relates, provided, however, that we are not required to pay Sybase expenses in excess of $500,000.

      Conduct of Business Pending the Merger. Under the merger agreement, we have agreed that prior to the earlier of the termination of the merger agreement or the effective time of the merger, subject to certain exceptions, unless we obtain Sybase’s written consent (which consent or refusal to grant consent may not be unreasonably delayed) we will and will cause each of our subsidiaries to, carry on our and their businesses in the usual, regular and ordinary course in substantially the same manner as conducted up until now and in compliance with all applicable laws and regulations, pay our liabilities and taxes when due, pay or perform other obligations when due, and use commercially reasonable efforts consistent with past practices to preserve our and their present business organization, keep available the services of our and their present officers and employees and preserve our and their relationships with customers, suppliers, distributors, consultants, licensors, licensees and others having significant business dealings with us and them. In addition, we have agreed that, among other things and subject to certain exceptions, neither we nor any of our subsidiaries may, without Sybase’s written consent (which consent or refusal to grant consent may not be unreasonably delayed):

•	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any such plans;

•	grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding as of the date of the merger agreement and as previously disclosed in writing to Sybase;

•	adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date of the merger agreement, or grant any equity-based compensation, whether payable in cash or stock;

•	transfer or license to any person or entity or otherwise extend, amend or modify any rights to our intellectual property;

•	enter into grants to transfer or license to any person future rights to our intellectual property other than non-exclusive licenses granted to end-users and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice, provided that in no event may we license, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell, any of our intellectual property, or enter into any contract (i) providing for any site licenses that contain pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (ii) requiring us to use “best efforts” or limiting our right to engage in any line of business or to compete with any person, or (iii) not otherwise in compliance with the terms of the merger agreement;

•	enter into any contract requiring us to purchase a minimum amount of products or services with aggregate commitments over the life of all such contracts in excess of $50,000 individually or $200,000 in the aggregate on a monthly basis, or requiring us to provide a minimum amount of products or services with aggregate commitments over the life of such contract in excess of $150,000, or provide products or services at a later date at a fixed price;

•	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of our capital stock;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of our capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of our capital stock or the capital stock of our subsidiaries, except repurchases of unvested shares at or below cost in connection with the termination of an employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of the merger agreement, provided that no repurchases shall be permitted in the event the per share repurchase price is greater than the per share consideration to be received by the stockholders pursuant to the merger agreement;

•	issue, deliver, sell, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of our capital stock or any securities convertible into shares of our capital stock, or subscriptions, rights, warrants or options to acquire any shares of our capital stock or any securities convertible into shares of our capital stock, or enter into other agreements or commitments of any character obligating us to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of our common stock pursuant to the exercise of stock options or warrants outstanding as of the date of the merger agreement, or shares of our common stock issuable to participants in our ESPP consistent with its terms and subject to requirements of the merger agreement;

•	cause, permit or submit to a vote of our stockholders any amendments to our charter documents (or similar governing instruments of any of our subsidiaries);

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease, licensing, encumbering or disposition of property or assets not in excess of $15,000 individually or $50,000 in the aggregate, provided such property or assets are not material, individually or in the aggregate, to our business or the business of our subsidiaries;

•	grant any loans to employees, officers, directors or other third parties, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any of our debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

•	adopt or amend any employee stock purchase or employee stock option plan;

•	enter into any employment contract or collective bargaining agreement;

•	pay any special bonus or special remuneration to any director or employee;

•	increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of our directors, officers, employees or consultants (other than bonus amounts payable in the ordinary course of business consistent with past practice, and as previously disclosed to Sybase);

•	pay, discharge, settle or satisfy any liabilities, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities recognized or disclosed in our most recent financial statements (or the notes thereto) included in our SEC filings or incurred since September 30, 2002 in the ordinary course of business consistent with past practices;

•	waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any contract to which we or any of our subsidiaries is a party or of which we or any of our subsidiaries is a beneficiary;

•	enter into, modify or amend, or terminate any contract of a nature required to be disclosed to Sybase under the terms of the merger agreement, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

•	except as required by GAAP, revalue any of our assets (including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice) or make any change in our accounting methods, principles or practices;

•	enter into, renew or materially modify any contracts relating to the distribution, sale, license or marketing by third parties of our or our subsidiaries’ products or services or products or services licensed by us or our subsidiaries, other than renewals of existing contracts on a nonexclusive basis or modifications in connection with renewals of existing contracts on a nonexclusive basis, or new nonexclusive contracts, either of which can be terminated without penalty upon notice of ninety (90) calendar days or less, and which are otherwise in compliance with the merger agreement;

•	make any tax election or accounting method change (except as required by GAAP) that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of us or any of our subsidiaries;

•	settle or compromise any material tax liability or consent to any extension or waiver of any limitation period with respect to taxes;

•	other than taking any action permitted in connection with a superior offer (as described above), engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the completion of the merger;

•	hire any employee (except that if an employee is terminated as permitted by the merger agreement or voluntarily terminates (including by death or disability) his or her employment, a replacement may be engaged as a contractor to temporarily fill the terminated employee’s position, provided such replacement may not be hired as our employee, any consideration payable for services rendered by such replacement is of a kind and amount permitted by the merger agreement, and any such agreement with any such replacement shall be terminable, at the sole option of Sybase, without penalty, at the effective time of the merger);

•	terminate any employee (except for terminations for cause), or take any action that would allow any employee to claim a constructive termination or termination for “good reason”;

•	make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $200,000 in the aggregate;

•	commence or settle (other than settlements that are covered entirely by our insurance carrier and that do not involve deductible or retention payments of greater than $350,000, provided, that Sybase will have had an opportunity to review and approve any such settlements) any litigation (other than any litigation to enforce any of our rights under the merger agreement); or

•	agree in writing or otherwise to take any of the actions described above.

      Reasonable Efforts. Except as otherwise limited by the terms of the merger agreement, we and Sybase have each agreed to use our commercially reasonable efforts to take all actions and to do and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to complete the merger, including using reasonable efforts to accomplish the following:

•	taking all reasonable actions necessary to satisfy the conditions to the merger;

•	obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities;

•	making all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any) and taking all reasonable steps as necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entities;

•	obtaining all consents, approvals or waivers from third parties required as a result of the merger;

•	defending any suit, claim, action, investigation or proceeding, whether judicial or administrative, challenging the merger and the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	executing and delivering any additional documents reasonably necessary to complete the merger and to fully carry out the purposes of the merger agreement.

However, the merger agreement does not require Sybase or us to:

•	agree to divest any shares of capital stock or of any business, assets or property of Sybase or any of its subsidiaries or affiliates or any shares of capital stock or of any business, assets or property of us or any of our subsidiaries or affiliates; or

•	agree to the imposition of any material limitation on the ability of Sybase or us to conduct our businesses or to own or exercise control over our assets, properties and stock.

      Amendment; Extension and Waiver. The parties may amend the merger agreement at any time, before or after stockholder approval has been obtained, by the execution of a writing signed by Sybase and us. However, if the merger agreement is to be amended after stockholder approval has been obtained, no amendment will be allowed that by law requires further approval by stockholders of the parties without the further approval of those stockholders.

      At any time prior to the effective time of the merger, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

      However, after stockholder approval has been obtained, no waiver may be made that by law requires further approval of those stockholders without the further approval of those stockholders. Any extensions or waivers must be in writing and any delays in exercising any right under the merger agreement will not constitute a waiver of such right.

      Expenses. The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such expenses, provided, however, that we and Sybase will equally share the fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing of this proxy statement and any amendments and supplements to this proxy statement.

      Representations and Warranties. The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization and similar matters with respect to each of Sybase and us;

•	our subsidiaries;

•	our capital structure;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters with respect to each of Sybase and us;

•	compliance with charter documents or equivalent organizational documents and all legal requirements regarding this transaction by each of Sybase and us;

•	the absence of any conflict with or breach or default of a contract, or the modification of Sybase’s, our or our subsidiaries’ or a third-party’s rights under a contract, that would create a material adverse effect on us or Sybase or prevent us or Sybase from performing our or their obligations under the merger agreement;

•	the acquisition of required consents, approvals, orders and authorizations of governmental authorities and regulating bodies by each of Sybase and us;

•	the absence of any undisclosed default or violation of any legal requirements or contracts by us or our subsidiaries that would prevent us from obtaining a material benefit or expose us to a material liability;

•	the acquisition of and compliance with all material permits, licenses, variances, exemptions, orders and approvals from governmental entities which are required for us or our subsidiaries to operate our business and hold our property;

•	the accuracy of the documents we have filed with the Securities and Exchange Commission, including our financial statements and other information contained in such documents;

•	the status of our condensed consolidated cash and cash equivalents as of the date of the merger agreement;

•	the absence of any undisclosed liabilities against us or our subsidiaries;

•	the absence of any undisclosed instances in which we or our subsidiaries have brought about (i) an event or condition that creates some material adverse effect on us, (ii) dividends or other distributions, stock splits, combinations or reclassifications of our capital stock, (iii) certain compensation payments and adjustments, (iv) certain transactions relating to our intellectual property, (v) changes in financial or tax accounting methods or the valuation of assets, (vi) entry by us or our subsidiaries into any contract that must be filed with the SEC or (vii) any negotiation or agreement to do any of the things listed in this paragraph, in each case since September 30, 2002;

•	the absence of any undisclosed outstanding or threatened litigation, governmental investigations or governmental challenges or questions regarding our legal right to conduct business as presently or previously conducted;

•	our employee benefit plans;

•	our compliance with labor laws;

•	the absence of any pending, threatened or anticipated work stoppage or labor strike against us;

•	the accuracy of information supplied by each of Sybase and us in connection with this proxy statement;

•	the absence of any contract, commitment, judgment, injunction, order or decree binding on us that has the effect of impairing our or our subsidiaries’ business practices, ability to acquire property or ability to control the use, license, distribution or sale of our technology;

•	our real property holdings, including good title, rights to leased real property and liens on leased real property;

•	the good operating condition and repair of our and our subsidiaries’ plants, structures and material equipment;

•	tax matters with respect to us;

•	environmental matters and compliance with environmental laws;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and amount of fees payable to other advisors by us in connection with the merger agreement;

•	our intellectual property;

•	certain of our material contracts;

•	the absence of any undisclosed breach, violation or default of our contracts by us, our subsidiaries or a third-party that would allow any other party to the contract to terminate the contract or seek material damages;

•	our insurance policies;

•	our receipt of a fairness opinion from Alliant Partners that the merger consideration is fair to our stockholders from a financial point of view;

•	our board’s unanimous (i) determination that the transaction is fair to our stockholders, (ii) approval of the transaction subject to stockholder approval and (iii) determination to recommend that stockholders adopt and approve the merger agreement and approve the merger;

•	the required vote of our stockholders;

•	our satisfaction of the Delaware Takeover Statute under Section 203 of Delaware law, and the absence of any other state takeover statute or similar statute or regulation that applies to the merger;

•	the disclosure of all officers and directors and their affiliates who have (i) an interest in any entity that furnished or sold, or furnishes or sells, services, products or technology that we or our subsidiaries furnish or sell or propose to furnish or sell, or (ii) an interest in any entity that purchases from or sells or furnishes to us or our subsidiaries any goods or services, or (iii) an interest in any entity that makes loans to or guaranties on behalf of, or borrows or seeks guaranties from us or our subsidiaries, and (iv) a beneficial interest in any contract to which we or our subsidiaries are a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity”;

•	our and our subsidiaries’ privacy policies for our websites, and our and our subsidiaries’ adherence to such policies and compliance with all legal requirements and contracts to which we are a party regarding individual privacy; and

•	the sufficiency of Sybase’s resources to pay the merger consideration.

      AvantGo Certificate of Incorporation. As of the effective time of the merger, our certificate of incorporation will be amended and restated to read the same as the Certificate of Incorporation of Seurat Acquisition Corporation, except that as of the effective time of the merger the name of the surviving corporation of the merger will be “AvantGo, Inc.”

      AvantGo Bylaws. As of the effective time of the merger, our bylaws will be amended and restated to read the same as the bylaws of Seurat Acquisition Corporation.

The Voting Agreements

      In order to induce Sybase to enter into the merger agreement, all of our executive officers, directors and certain of our affiliates, who beneficially own approximately 21.6% of our outstanding shares as of December 19, 2002, entered into individual voting agreements with Sybase. Pursuant to the voting agreements, these stockholders have agreed to vote their shares of our capital stock in favor of the merger agreement and the merger and against any proposal adverse to the merger. These stockholders have also agreed to irrevocably appoint the members of the board of directors of Sybase as their lawful attorneys and proxies. These proxies give Sybase the limited right to vote the shares of our capital stock beneficially owned by these stockholders, including shares of our capital stock acquired by these stockholders after the date of the voting agreement, in favor of the approval and adoption of the merger agreement and the merger and against any proposal adverse to the merger. These stockholders may vote their shares of our capital stock on all other matters.

      None of the stockholders who are parties to the voting agreements were paid additional consideration in connection with entering a voting agreement.

      Pursuant to the voting agreements, each stockholder who is a party agreed not to sell shares of our capital stock and options owned, either directly or indirectly, by such stockholder until the earlier of the termination of the merger agreement or the effective time of the merger.

      These voting agreements will terminate upon the earlier of the termination of the merger or the effective time of the merger. The form of voting agreement is attached to this proxy statement as Exhibit A to Annex A and you are encouraged to read it in its entirety.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the common stock beneficially owned as of December 19, 2002 by:

•	the Chief Executive Officer, one individual who served as the Chief Executive Officer of AvantGo during the year ended December 31, 2002 but who was not acting in such capacity as of December 31, 2002, four other executive officers of AvantGo acting in executive officer capacity as of December 31, 2002 whose salary and bonus for the year ended December 31, 2002 exceeded $100,000, and one additional individual who is among the four most highly compensated executive officers of AvantGo for the year ended December 31, 2002 and whose salary and bonus exceeded $100,000 but who was not acting in such capacity at December 31, 2002;

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors; and

•	all our officers and directors as a group.

      Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after December 19, 2002. The number of shares beneficially owned also includes shares of restricted stock held by the named person. Percentage of beneficial ownership is based on 35,736,977 shares outstanding as of December 19, 2002. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 19, 2002. Except as otherwise noted, the address of each person listed in the table is c/o AvantGo, Inc., 25881 Industrial Boulevard, Hayward, California 94545.

	Shares Owned

		Approximate
	Number of	Percentage
	Shares	Ownership

5% Stockholders
21st Century Internet Fund, L.P.(1)	3,032,053	8.5%
151 Lytton Avenue Palo Alto, CA 94301

Directors and Executive Officers
David B. Cooper, Jr.(2)	684,060	1.9%
Christopher B. Hollenbeck(3)	937,864	2.6%
c/o Granite Ventures, LLC One Bush Street, 12th Floor San Francisco, CA 94104
Paul Kanneman(4)	157,978	*
Robert J. Lesko(5)	62,200	*
Felix Lin(6)	1,984,522	5.6%
William J. Miller(7)	19,999	*
Richard Owen(8)	444,444	1.2%
Robert Johnson	0	*
David Pratt(9)	166,666	*
James T. Richardson(10)	26,250	*
Richard Treadway(11)	12,500	*
Neil Versen(12)	119,268	*

	Shares Owned

		Approximate
	Number of	Percentage
	Shares	Ownership

Jeffrey T. Webber(13)	609,451	1.7%
Peter Ziebelman(14)	3,047,053	8.5%
c/o 21st Century Internet Fund, LP 2 South Park, 2nd Floor San Francisco, CA 94107
All executive officers and directors as a group (14 persons)(15)	8,272,255	23.1%

*	Less than 1% of the outstanding shares of common stock

(1)	Includes 2,870,570 shares held by 21st Century Internet Fund, L.P. and 161,483 shares held by 21VC Fund II, L.P. Peter Ziebelman, one of our directors, is a general partner of 21st Century Internet Fund, L.P. and 21VC Fund II, L.P. Mr. Ziebelman disclaims beneficial ownership of the shares held by 21st Century Internet Fund, L.P. and 21VC Fund II, L.P. except to the extent of his pecuniary interest therein.

(2)	Includes 656,060 shares of common stock issuable upon exercise of options exercisable within 60 days of December 19, 2002. Includes 4,448 shares of common stock that are subject to our right of repurchase.

(3)	Includes 321,806 shares held by H&Q Adobe Ventures Management II, L.L.C., 24,358 shares held by Adobe Ventures III, L.P., 1,479 shares held by HQVA Adobe Ventures Management III, L.L.C., 574,021 shares held by H&Q AvantGo Investors, L.P. and 1,200 shares held by Mr. Hollenbeck. Also includes 15,000 shares of common stock issuable to Mr. Hollenbeck, upon the exercise of options exercisable within 60 days of December 19, 2002. Christopher Hollenbeck, one of our directors, is a managing director of Granite Ventures, LLC, formerly H&Q Venture Associates, LLC. Mr. Hollenbeck disclaims beneficial ownership of the shares held by affiliates of Granite Ventures, LLC except to the extent of his pecuniary interest therein.

(4)	Mr. Kanneman is no longer an employee or executive officer of AvantGo.

(5)	Includes 15,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 19, 2002 and 3,000 shares held by Mr. Lesko’s wife, Kathleen Lesko.

(6)	Includes 15,921 shares of common stock that Mr. Lin holds as custodian for Joshua Samuel Lin, and 12,421 shares held as custodian for Nicholas Lin. Also includes 19,330 shares held by the Betty Mae Lin 2000 Annuity Trust, 73,828 shares held by Mr. Lin’s wife, Betty Mae Lin, 1,760,522 shares held by the Felix & Betty Mae Lin Revocable Trust UA DTD September 27, 2000 of which both Mr. and Ms. Lin are co-trustees. Mr. Lin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)	Includes 17,916 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 19, 2002.

(8)	Mr. Owen is no longer a director, employee or executive officer of AvantGo.

(9)	Includes 166,666 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 19, 2002.

(10)	Includes 26,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 19, 2002.

(11)	Includes 12,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 19, 2002.

(12)	Includes 119,268 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 19, 2002.

(13)	Includes 143,389 shares held by The Entrepreneurs’ Fund, L.P., 41,865 shares held by The Entrepreneurs’ Fund II, L.P., 215,311 shares held by The Entrepreneurs’ Growth Fund, L.P., 34,426 shares held by RBW Investments LLC, 2,990 shares held by Joseph Brilando and 2,990 shares held by C. Woodrow

Rea, Jr., both of whom are affiliated, along with Mr. Webber, with R.B. Webber & Co. Mr. Webber, one of our directors, is a managing director of the general partners of the Entrepreneurs’ Funds and is the managing director of RBW Investments LLC and disclaims beneficial ownership of the shares held by such funds, except to the extent of his pecuniary interest therein. Also includes 15,000 shares issuable to Mr. Webber upon the exercise of options exercisable within 60 days of December 19, 2002. Includes 1,000 share of common stock that are subject to our right of repurchase.

(14)	Includes 2,870,570 shares held by 21st Century Internet Fund, L.P. and 161,483 shares held by 21VC Fund II, L.P. Peter Ziebelman, one of our directors, is a general partner of 21st Century Internet Fund, L.P. and 21VC Fund II, L.P. Mr. Ziebelman disclaims beneficial ownership of the shares held by 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., except to the extent of his pecuniary interest therein. Also includes 15,000 shares issuable to Mr. Ziebelman upon the exercise of options exercisable within 60 days of December 19, 2002.

(15)	Includes 1,058,660 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 19, 2002. Also includes 5,448 shares of common stock that are subject to our right of repurchase.

STOCKHOLDER PROPOSALS

      We will hold a 2003 annual meeting of our stockholders only if the merger is not completed.

      Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2003 annual meeting of stockholders by submitting their proposals to us in a timely manner. To properly bring business before the 2003 annual meeting of stockholders, a stockholder must give timely notice thereof in writing to our Secretary. To be timely, a stockholder’s proposal or nomination must be delivered to or mailed and received at our principal executive office no later than the close of business on March 14, 2003 nor earlier than the close of business on February 12, 2003, and must otherwise satisfy the requirements of our bylaws. If the date of the 2003 annual meeting changes by more than 30 days from the date contemplated at the time of this proxy statement, we must receive the stockholder’s notice no earlier than the close of business on the 90th day prior to the 2003 annual meeting and no later than the close of business on the later of the 60th day prior to the 2003 annual meeting or, in the event public announcement of the date of the 2003 annual meeting is first made by us fewer than 70 days prior to the date of the 2003 annual meeting, the close of business on the 10th day following the day of the public announcement. A stockholder’s notice to our Secretary must set forth as to each matter the stockholder proposes to bring before the 2003 annual meeting: (i) a brief description of the business desired to be brought before the 2003 annual meeting and the reasons for conducting such business at the 2003 annual meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such business; (iii) the class and number of shares that are beneficially owned by the stockholder; (iv) any material interest of the stockholder in such business; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in the stockholder’s capacity as a proponent to a stockholder proposal. In addition to the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

OTHER MATTERS

      As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

      Sybase and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Sybase and we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov”. Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

      Sybase has supplied all information contained in this proxy statement relating to Sybase and we have supplied all such information relating to us.

      Our stockholders should not send in their AvantGo certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent, whose contact information will be included in the letter of transmittal.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [Month]      , 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

SYBASE, INC.

SEURAT ACQUISITION CORPORATION

and

AVANTGO, INC.

Dated as of December 19, 2002

A-i

A-ii

INDEX OF EXHIBITS

Exhibit A          Form of Company Voting Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of December 19, 2002 (the “Agreement”), by and among Sybase, Inc., a Delaware corporation (“Parent”), Seurat Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and AvantGo, Inc., a Delaware corporation (the “Company”).

RECITALS

      WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

      WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (i) determined that the Merger (as defined in Section 1.1 hereof) is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, including without limitation the transactions contemplated by the Company Voting Agreements (the “Transactions”), and (iii) determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

      WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, all executive officers and directors of the Company and all of their respective affiliates, in their capacity as stockholders, are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the “Company Voting Agreements”), pursuant to which each such stockholder has agreed to vote his, her or its Shares in favor of the Merger.

      WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, (i) certain employees of the Company have accepted offers of employment with a subsidiary of Parent, (x) which offers of employment shall become effective immediately following the Closing (as defined below), and (y) in connection with which each such employee has irrevocably agreed to terminate the Retention Agreement by and between such employee and the Company, effective as of the Closing; (ii) each of the Company’s officers and directors who are party to a Promissory Note with the Company has executed a consent irrevocably granting Merger Sub, the Surviving Corporation and Parent the absolute right to withhold, in satisfaction of any indebtedness due and owing to the Company thereunder, an amount equal to the aggregate principal and accrued interest amounts then due and owing under such Notes from certain cash payments due and owing to such officer or director pursuant to (x) the Merger, and (y) pursuant to the retention agreements by and between such officer or director and the Company, as more fully described in such consent; and (iii) each of the Company’s officers and directors who are party to a Consulting Agreement with the Company has irrevocably agreed to terminate such Consulting Agreement effective at or prior to the Closing (as defined below).

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

      1.2     Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and Plan of Merger (as the same may be amended from time to time in accordance with the terms hereof) and the Certificate of Merger. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market, Spear Tower, Suite 3300, San Francisco, California 94105, at a time and date to be specified by the parties hereto, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

      1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

      1.4     Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.8 hereof, until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that as of the Effective Time the Certificate of Incorporation shall provide that the name of the Surviving Corporation is “AvantGo, Inc.”

(b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.8 hereof, until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Merger Sub shall be amended to refer to “AvantGo, Inc.”

      1.5     Directors and Officers of Surviving Corporation.

(a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

(b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time.

      1.6     Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Shares. Each share of common stock, par value $.0001 per share, of the Company (“Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(b) hereof and any Dissenting Shares (as defined in Section 1.7 hereof), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate representing such Share in the manner provided in Section 1.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10 hereof), cash, without interest, in an amount equal to $1.0294797 per Share (the “Merger Consideration”). If any Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Unvested Shares”), then the Merger Consideration issued in exchange for such Unvested Shares shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Merger Consideration payable upon conversion of any Unvested Share shall be withheld by Merger Sub and paid to each such holder in accordance with the vesting and other provisions set forth in the applicable restricted stock purchase agreement.

(b) Cancellation of Treasury and Parent-Owned Shares. Each Share held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Stock Options.

(i) At the Effective Time, each outstanding option to purchase Shares (a “Company Stock Option”) issued pursuant to Company stock plans or other agreements or arrangements, whether vested or unvested, shall be automatically cancelled and terminated and of no further force or effect, and the holder thereof shall receive no consideration in connection with such cancellation and termination.

(ii) Company shall take all necessary actions (including providing all required notices) to ensure that all outstanding Company Stock Options and all Company stock option plans (including without limitation the 1998 Globalware Computing, Inc. Plan, 1997 Stock Option Plan, 2000 Stock Incentive Plan, 2001 Stock Incentive Plan, and the Stock Option Grant Program for Non-employee Directors) are terminated immediately prior to the Effective Time. For each holder of any Company Stock Option, the parties shall take steps to enable the holder thereof to exercise the option (including any portion that first becomes exercisable in connection with the Merger) prior to the Effective Time.

(e) Employee Stock Purchase Plan. As of January 31, 2003 (which date shall be the last day of a regular payroll period of the Company) (the “ESPP Date”) all offering and purchase periods under way under the Company’s Employee Stock Purchase Plan (the “ESPP”), shall be terminated and, as of the date of this Agreement, no new offering or purchase periods shall be commenced. The Company shall take all necessary action, including providing all required notices to participants, to ensure that the rights of participants in the ESPP with respect to any such offering or purchase periods shall be determined by treating the ESPP Date as the last day of such offering and purchase periods. The Company shall take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of this Agreement, to existing participants and, to the extent permissible under the ESPP, existing participation levels.

(f) Company Warrants. At the Effective Time, each warrant to purchase shares of Company common stock (each a “Company Warrant”) shall be assumed by Parent and shall continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the date hereof, except that such warrant will be exercisable for an amount of cash equal to the product of the number of Shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Merger Consideration.

      1.7     Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.8 hereof, of the certificate or certificates that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

      1.8     Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.6(a) hereof. Such funds shall be invested by the Paying Agent as directed by Parent.

(b) Payment Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented the outstanding Shares converted into the right to receive the Merger Consideration, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates formerly representing the Shares shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the respective Merger Consideration. Promptly following surrender of any such Certificates, the Paying Agent shall deliver to the record holders thereof, without interest, the Merger Consideration.

(c) Payments with respect to Unsurrendered Shares; No Liability. At any time following the 180th day after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the

Certificates held by them. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

(d) Transfers of Ownership. If the payment of the Merger Consideration is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including without limitation, if requested by Parent or the Paying Agent, a medallion guarantee), and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not applicable.

(e) Required Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Shares such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

      1.9     No Further Ownership Rights in Shares. Payment of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      1.10     Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable with respect thereto; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.11     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

      The Company hereby represents and warrants to Parent and Merger Sub, subject only to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the “Company Schedule”), as follows:

      2.1     Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (as defined in Section 8.3(c) hereof).

(b) The Company has no subsidiaries except for the corporations identified in Section 2.1(b) of the Company Schedule. Section 2.1(b) of the Company Schedule also sets forth the form of ownership and percentage interest of the Company in its subsidiaries and, to the extent that a subsidiary set forth thereon is not wholly owned by the Company, lists the other persons or entities who have an interest in such subsidiary and sets forth the percentage of each such interest. Neither the Company nor any of its subsidiaries has agreed to make nor is obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, permit, franchise or other instrument, obligation or commitment or undertaking of any nature (a “Contract”), in effect as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Except as set forth in Section 2.1(b) of the Company Schedule, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business, association or entity.

(c) The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where failures to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

      2.2     Certificate of Incorporation and Bylaws. The Company has previously furnished to Parent (i) a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the “Company Charter Documents”) and (ii) the equivalent organizational documents for each subsidiary of the Company, each as amended to date. The Company Charter Documents and equivalent organizational documents of each subsidiary of the Company are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of the Company is in violation of its equivalent organizational documents.

      2.3     Capitalization

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company common stock, par value $0.0001 per share (“Company Common Stock”) and 10,000,000 shares of Preferred Stock, par value of $0.0001 per share (“Company Preferred Stock”). At the close of business on the date of this Agreement (i) 35,736,977 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held by subsidiaries of the Company; (iii) 312,342 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s ESPP; (iv) 821,474 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 2001 Stock Incentive Plan and 878,526 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s 2001 Stock Incentive Plan; (v) 5,473,072 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 2000 Stock Incentive Plan and 651,325 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s 2000 Stock Incentive Plan; (vi) 1,625,975 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1997 Stock Option Plan and no shares are reserved for future issuance thereunder; (vii) 17,296 shares of Company

Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Globalware Computing, Inc. Stock Option Plan and no shares are reserved for future issuance thereunder; and (viii) 358,851 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Warrants. Section 2.3 of the Company Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Option expires; (viii) whether the exercisability of such Company Stock Option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration; and (ix) whether such Company Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Section 2.3 of the Company Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name and address of the holder; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; and (iv) the date on which such Company Warrant expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. The Company has made available to Parent accurate and complete copies of all outstanding Company Warrants and agreements pursuant to which Company Warrants have been issued. All shares of Company Common Stock subject to issuance upon exercise of such Company Stock Options, and all shares of Company Common Stock subject to issuance upon exercise of such outstanding Company Warrants, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3 of the Company Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Transactions. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, all outstanding Company Warrants and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b) hereof). There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.

(b) The Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (“Liens”) directly or indirectly through one or more subsidiaries, all equity securities, partnership interests or similar ownership interests of any subsidiary of the Company, and all securities convertible into, or exercisable or exchangeable for, such equity securities, partnership interests or similar ownership interests, that are issued, reserved for issuance or outstanding. Except as set forth in Section 2.3 hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its subsidiaries. There are no registration rights in respect of any shares of Company Common Stock, and except for the Company Voting Agreements, there are no voting trusts, proxies, rights plans, antitakeover plans or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to any class of equity security of the Company or with respect to any equity security, partnership interest or similar ownership interest of any of its subsidiaries.

      2.4     Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, with respect to the Merger, to the approval and adoption of this Agreement and the Merger by holders of a majority of the outstanding Shares in accordance with Delaware Law. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than (x) with respect to the Merger, the approval and adoption of this Agreement and the Merger by holders of a majority of the outstanding Shares if and to the extent required by applicable law, and (y) the filing of the Certificate of Merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      2.5     No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 2.5(a) of the Company Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company’s subsidiaries, (ii) subject, (x) with respect to the Merger, to the approval and adoption of this Agreement and the Merger by holders of a majority of the outstanding Shares in accordance with Delaware Law and (y) to compliance with the requirements set forth in Section 2.5(b) hereof, conflict with or violate in any material respect any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) conflict with or violate, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii), individually or in the aggregate: (A) reasonably be expected to have a Material Adverse Effect on Company or (B) prevent or materially delay consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of foreign Governmental

Entities, the rules and regulations of the National Market System (the “Nasdaq”), and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, following the Effective Time, Parent, or prevent consummation of the Transactions or (B) otherwise prevent the parties hereto from performing their obligations under this Agreement.

      2.6     Compliance; Permits.

(a) Except as set forth in Section 2.6(a) of the Company Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability.

(b) The Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are required for the operation of the business and the holding of the properties of the Company and its subsidiaries (each, a “Company Permit” and collectively, the “Company Permits”). The Company Permits are in full force and effect, and the Company and its subsidiaries are in compliance in all material respects with the terms of each of the Company Permits.

      2.7     SEC Filings; Financial Statements.

(a) Except as set forth in Section 2.7(a) of the Company Schedule, the Company has made and will make available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) since June 8, 2000 (the “Company SEC Reports”), which are all the forms, reports and documents required to be filed by the Company with the SEC since June 8, 2000. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any reports or other documents with the SEC.

(b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (including any Company SEC Report filed after the date of this Agreement): (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was and will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or are not expected to be material in amount or significance.

(c) The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) As of the date of this Agreement, the Company’s condensed consolidated cash and cash equivalents (calculated in accordance with the accounting policies described in the Company’s Form 10-K filed with the SEC on April 1, 2002 for the fiscal year ended December 31, 2001 (the “2001 Form 10-K”)) is not less than $30,150,000.00.

      2.8     No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Company Schedule, neither the Company nor any of its subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether absolute, accrued, contingent or otherwise) (collectively, “Liabilities”) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of the Company and its subsidiaries taken as a whole, except (i) Liabilities reflected in the Company’s balance sheet as of September 30, 2002 (including any related notes thereto) (the “Interim Balance Sheet”), (ii) Liabilities incurred since September 30, 2002 (the “Interim Balance Sheet Date”) in the ordinary course of business, none of which individually (in the case of this clause (ii)) is material to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (iii) Liabilities permitted under Section 4.1 hereof.

      2.9     Absence of Certain Changes or Events. Except as set forth in Section 2.9 of the Company Schedule, since the Interim Balance Sheet Date there has not been, occurred or arisen: (i) any event or condition of any character that has had or is reasonably expected to have Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of the Company’s or any of its subsidiaries’ capital stock; (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits or any payment by the Company or any of its subsidiaries of any bonus, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) entry by the Company or any of its subsidiaries into (x) any licensing or other Contract relating to the use, acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than (1) end-user licenses of commercially available software applications for internal use by the Company in the ordinary course of business consistent with past practice, and (2) commercial licenses of the Company’s software in the ordinary course of business consistent with past practice, or (y) any amendment or consent with respect to any material licensing or other Contract relating to the use, acquisition or disposition of any Intellectual Property; (vi) any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (vii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business consistent with past practice; (viii) entry by the Company or any of its subsidiaries into any Contract filed or required to be filed by the Company with the SEC; (ix) any negotiation or agreement by the Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations or agreements with Parent regarding the Transactions).

      2.10     Absence of Litigation. Except (x) as set forth in Section 2.10 of the Company Schedule and (y) for Actions (as defined below) against the Company or any of its subsidiaries before any Governmental Entity or arbitrator related to employment or personal injury matters arising in the ordinary course of business at any time after the date of this Agreement, which Actions are not reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect on the Company, there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened (each, an “Action”) against the Company or any of its subsidiaries, or any of their respective properties or any of the executive officers or directors of the Company or any of its subsidiaries, before any Governmental Entity or arbitrator. Except as set forth in Section 2.10 of the Company Schedule, no investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or any of the executive officers or directors of the Company or any of its subsidiaries, nor has any Governmental Entity indicated to the Company an intention to conduct the same. To the knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. The Company has provided to Parent true, correct and complete copies of all complaints regarding the litigation referred to in Section 2.10 of the Company Schedule and has made available to Parent true, correct and complete copies of all pleadings, motions and written correspondence regarding the litigation referred to in Section 2.10 of the Company Schedule.

      2.11     Employee Benefit Plans.

(a) Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.11(a)(i) below (which definition shall apply only to this Section 2.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii) “Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

(v) “DOL” shall mean the Department of Labor;

(vi) “Employee” shall mean any current or former or retired employee, consultant or director of the Company or any Affiliate;

(vii) “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

(viii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(ix) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(x) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(xi) “IRS” shall mean the Internal Revenue Service;

(xii) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xiii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 2.11(b) of the Company Schedule contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employment Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employment Agreement.

(c) Documents. The Company has made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d) Employee Plan Compliance. Except as set forth in Section 2.11(d) of the Company Schedule, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. Except as set forth in Section 2.11(g) of the Company Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

(h) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(i) Effect of Transaction.

(i) Except as set forth in Section 2.11(i)(i) of the Company Schedule, the execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(j) Employment Matters. The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 2.11(j) of the Company Schedule, there are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

(m) WARN Act. The Company has complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state laws including applicable provisions of the California Labor Code. All Liabilities relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including, without limitation, all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state laws including applicable provisions of the California Labor Code, shall be the responsibility of the Company.

      2.12     Proxy Statement. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies, if any, for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent’s or Merger Sub’s representatives in writing for inclusion in the Proxy Statement. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

      2.13     Restrictions on Business Activities. There is no Contract (noncompete or otherwise), commitment, judgment, injunction, order or decree binding upon the Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted. Without limiting the foregoing, except as set forth in Section 2.13 of the Company Schedule, neither the Company nor any of its subsidiaries has entered into any Contract under which it is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

      2.14     Title to Property.

(a) Neither the Company nor any of its subsidiaries owns any real property nor have they ever owned any real property. Section 2.14(a) of the Company Schedule sets forth a list of all real property currently leased by the Company and any of its subsidiaries, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company or any of its subsidiaries, or to the Company’s knowledge, any other party thereto.

(b) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, real, personal and mixed, used or held for use in its business, free and clear of all Liens except for (i) Liens for Taxes (as herein defined) not yet due and payable and (ii) statutory Liens which arise in the ordinary course of business, are not material in amount and do not materially impair the Company’s or its subsidiaries’ ownership or use of such properties and assets.

(c) All the plants, structures and material equipment of the Company and its subsidiaries, are in good operating condition and repair, in all material respects.

      2.15     Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes”, means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, forms, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

(ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not, individually or in the aggregate, material to the Company.

(iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any the period for the assessment or collection of any Tax.

(iv) Except as set forth in Section 2.15(b)(iv) of the Company Schedule, no audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed or required to be filed by the Company or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

(vi) Neither the Company nor any of its subsidiaries has any liability for any material unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Company’s Interim Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the Interim Balance Sheet Date in connection with the operation of the business of the Company and its subsidiaries in the ordinary course. There are no Liens with respect to Taxes on any of the assets of the Company or any of its subsidiaries, other than Liens which are not, individually or in the aggregate, material, or customary Liens for Taxes not yet due and payable.

(vii) There is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

(ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than Returns which include only the Company and any of its subsidiaries) under any federal, state, local or foreign law. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local or foreign Tax purposes.

(x) None of the Company’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(xi) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

      2.16     Environmental Matters.

(a) Hazardous Material. Except as would not result in material liability to the Company or any of its subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a “Hazardous Material”) are present, (i) as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, (ii) to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate) (i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of the Company’s and its subsidiaries’ Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted. All such Company Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any such Company Environmental Permit which is or has been in force with respect to its Hazardous Material Activities. No circumstances exist which could cause any such Company Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All such Company Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which the Company is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Effective Time at no cost to Parent.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company’s knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company or any of its subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company has no knowledge of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability.

(e) Reports and Records. The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any facility conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to the Merger.

      2.17     Brokers; Third Party Expenses. Except as set forth in Section 2.17 of the Company Schedule, neither the Company nor any of its subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or the Transactions contemplated hereby. The Company has heretofore furnished Parent with a complete and correct copy of all agreements between the Company and Alliant Partners pursuant to which such firm would be entitled to any payment relating to the Transactions.

      2.18     Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Intellectual Property” shall mean any or all of the following: (a) works of authorship, including without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, files, records and data (“Software”); (b) inventions (whether or not patentable), improvements, and technology; (c) proprietary and confidential information, including technical data, customer and supplier lists and data, trade secrets, show-how, know-how and techniques; (d) databases, data compilations and collections and technical data; (e) tools, methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools; (f) World Wide Web addresses (“WWW”), uniform resource locators and domain names; and (g) all instantiations of the foregoing in any form and embodied in any media.

(ii) “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States and foreign patents and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including without limitation, invention disclosures (“Patents”); (b) all trade secrets and other rights in privacy, data, know-how and confidential or proprietary information; (c) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all rights in WWW addresses, uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (f) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(iii) “IP Licenses” means all the contracts, licenses and agreements to which the Company or any of its subsidiaries is a party with respect to any Intellectual Property or Intellectual Property Rights licensed to or by, or created for or by, the Company or any of its subsidiaries.

(iv) “Company Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights, including the Company Registered Intellectual Property Rights (as defined below), that are owned by, or exclusively licensed to, the Company or any of its subsidiaries.

(v) “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, other registrations or applications related to Trademarks; (c) registrations of, and applications for the use of, Internet Properties; (d) Copyrights registrations and applications to register Copyrights; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority or Governmental Entity at any time.

(b) Section 2.18(b) of the Company Schedule contains a complete and accurate list (by name and version number) of all products, Internet Properties, software or service offerings of the Company or any of its subsidiaries (collectively, “Company Products”) (i) that have been operated, sold, licensed, distributed or otherwise provided in the three (3)-year period preceding the date hereof, (ii) for which the Company or any of its subsidiaries has any obligation or liability related thereto, or (iii) which the Company or any of its subsidiaries intends to sell, distribute, operate, license or otherwise provide in the future, including any Company Products under development.

(c) Section 2.18(c) of the Company Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company or any of its subsidiaries (the “Company

Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

(d) Each item of Company Registered Intellectual Property Right is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and subsisting. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining such Registered Intellectual Property Right. Except as set forth on Section 2.18(d) of the Company Schedule, there are no actions that must be taken by the Company or any of its subsidiaries within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Neither the Company nor any of its subsidiaries have claimed any small business status in the application for or registration of any Registered Intellectual Property Rights that would not be applicable following the Effective Time.

(e) The Company’s and each of its subsidiaries’ use or distribution of any data, information, content or other works (including data, information content or works belonging to third parties) does not, has not, and following the Transactions will not when conducted in substantially the same manner by the Parent: (i) infringe or violate the rights (including Intellectual Property Rights or rights under contract or policy) of any person or (ii) violate any law or regulation of any country or jurisdiction, and neither the Company nor any of its subsidiaries have received any notice of any infringement or violation with respect thereto.

(f) In each case in which the Company or any of its subsidiaries have acquired any Intellectual Property or Intellectual Property Right from any person, the Company or such subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such subsidiary. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or each such subsidiary has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company or such subsidiary with the relevant Governmental Entity.

(g) Neither the Company nor any of its subsidiaries have any knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable, nor has the Company or any of its subsidiaries taken, or failed to take, any action in the application for or prosecution of any Company Registered Intellectual Property that would render such Company Registered Intellectual Property invalid or unenforceable.

(h) All Company Intellectual Property will be fully transferable, alienable and licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(i) Each item of Company Intellectual Property is free and clear of any liens or encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business, consistent with past practice, the forms of which have been provided to Parent.

(j) The Company or one of its subsidiaries is the exclusive owner or exclusive licensee of all Company Intellectual Property. Without limiting the generality of the foregoing, (i) the Company or one of its subsidiaries is the exclusive owner of all Trademarks and Internet Properties used in connection with the operation or conduct of the business of the Company or such subsidiary, including the sale, distribution or provision of any Company Products and the operation of any WWW sites by the Company or such subsidiary, (ii) the Company or one of its subsidiaries owns exclusively, and has good title to, all

Copyrighted works that are included or incorporated into Company Products or which the Company or any such subsidiary otherwise purports to own, and (iii) to the extent that any Patent would be infringed by any Company Product, the Company or one of its subsidiaries is the exclusive owner of such Patent.

(k) Section 2.18(k) of the Company Schedule lists all IP Licenses pursuant to which the Company or any of its subsidiaries created or developed any Intellectual Property for or on behalf of any third party and granted such third party any exclusive rights to or joint ownership of such Intellectual Property or related Intellectual Property Rights. Except as set forth on Section 2.18(k) of the Company Schedule, neither the Company nor any of its subsidiaries have (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Right that is or was Company Intellectual Property, to any other person, or (ii) permitted Company’s or such subsidiary’s rights in such Company Intellectual Property to lapse or enter the public domain.

(l) Except as set forth on Section 2.18(l) of the Company Schedule, all Intellectual Property (x) used in or necessary to the conduct of Company’s or any of its subsidiaries’ business as presently conducted or (y) used at any time in the conduct of Company’s or any of its subsidiaries’ business as currently contemplated by Company to be conducted, was written and created solely by either (i) employees of the Company or such subsidiary acting within the scope of their employment, (ii) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company or such subsidiary, or (iii) third parties who have entered into an agreement with the Company or one of its subsidiaries pursuant to which any Intellectual Property authored or created by such third party would be considered a work made for hire pursuant to 17 U.S.C. § 101 et seq., and no third party owns or has any rights to any such Intellectual Property.

(m) To the extent that any Intellectual Property or Intellectual Property Rights have been developed or created by a third party for Company or any of its subsidiaries or is incorporated into any of the Company Products, the Company or such subsidiary has a written agreement with such third party with respect thereto and Company or such subsidiary thereby has obtained, pursuant to an IP License listed on Section 2.18(m) of the Company Schedule, a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, all such third party’s Intellectual Property and Intellectual Property Rights, and in each case such rights and licenses shall survive the Transactions and be fully exercisable by Parent and the Surviving Corporation following the Effective Time.

(n) Section 2.18(n) of the Company Schedule sets forth, for each Company Product, (i) whether use or operation of such Company Product by any customer or end-user on any third party hardware or software platform (a “Third Party Platform”) requires such customer or end-user to enter into an agreement or license with the manufacturer of such Third Party Platform, and (ii) all IP Licenses entered into with such manufacturer of such Third Party Platform. Except as set forth on Section 2.18(n) of the Company Schedule, the Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in or necessary to the conduct of the business of the Company and each of its subsidiaries as it currently is conducted, and as it is currently planned or contemplated to be conducted by the Company and each such subsidiary, including, without limitation, the operation, design, development, manufacture, use, import, distribution and sale of Company Products.

(o) No person who has licensed any Intellectual Property or Intellectual Property Rights to the Company or any of its subsidiaries has ownership rights or license rights to improvements made by or for the Company or any such subsidiary in such Intellectual Property or Intellectual Property Rights.

(p) Company and each of its subsidiaries has the right to use, pursuant to valid licenses, all data (including personal data of third parties), all software development tools, library functions, operating systems, data bases, compilers and all other third-party Software that are used in the operation of the Company and each of its subsidiaries or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product.

(q) Except as set forth on Section 2.18(q) of the Company Schedule, no open source or public library software, including without limitation, any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is or was Company Intellectual Property or is incorporated into any Company Product.

(r) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. No current or former employee, consultant or independent contractor of Company or any subsidiary of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company or such subsidiary.

(s) The operation of the business of the Company and each subsidiary of the Company as it is currently conducted, or is contemplated to be conducted, by the Company and each such subsidiary, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, operation, manufacture and sale of Company Products does not and will not when conducted by Parent and/or Surviving Corporation (including following any merger of the Surviving Corporation into the Parent) in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any subsidiary of the Company have received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or such subsidiary infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company or any of its subsidiaries have knowledge of any basis therefor).

(t) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

(u) Section 2.18(u)(i) of the Company Schedule lists all inbound IP Licenses (including without limitation all non-negotiated IP Licenses such as free downloads, shrinkwrap and click-through agreements and open source licenses and agreements), Section 2.18(u)(ii) of the Company Schedule lists all material outbound IP Licenses, and Section 2.18(u)(iii) of the Company Schedule lists, for each Company Product, all Intellectual Property or Intellectual Property Rights of a third party used in such Company Product and the IP License pursuant to which Company acquired the right to use such Intellectual Property or Intellectual Property Rights.

(v) All IP Licenses are in full force and effect. Neither the Company nor any of its subsidiaries is in breach of nor have the Company or any of its subsidiaries failed to perform under, and neither the Company nor any of its subsidiaries have received any notice of any breach or failure to perform under, any of the IP Licenses and, to the Company’s and each of its subsidiaries’ knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. The consummation of the Transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any IP Licenses or entitle the other party or parties to such IP Licenses to terminate such IP Licenses. Following the Closing Date, both the Parent and the Surviving Corporation will be permitted to exercise all of Company’s and each of its subsidiaries’ rights under the IP Licenses to the same extent Company and each of its subsidiaries would have been able to had the Transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or such subsidiary would otherwise be required to pay. Neither the Transactions nor any merger of the Surviving Company with the Parent, will result in any third party being granted any rights to any

Company Intellectual Property Rights that are in addition to, or greater than, such third party currently has under such IP Licenses, including any access to or release of any source code owned by or licensed to the Company or any of its subsidiaries.

(w) Section 2.18(w) of the Company Schedule lists all material IP Licenses between the Company or any of its subsidiaries and any other person wherein or whereby the Company or such subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such subsidiary or such other person of the Intellectual Property Rights of any person other than the Company or such subsidiary.

(x) To the knowledge of the Company and each of its subsidiaries, there are no contracts, licenses or agreements between the Company or any such subsidiary and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or such subsidiary thereunder.

(y) To the Company’s and each of its subsidiaries’ knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

(z) The Company and each of its subsidiaries have taken all steps that are reasonably required to protect the Company’s and such subsidiaries’ rights in confidential information and trade secrets of the Company or such subsidiary or provided by any other person to the Company or such subsidiary. Without limiting the foregoing, the Company and each of its subsidiaries have and enforce a policy requiring each technical employee and consultant of the Company and each of its subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Section 2.18(z) of the Company Schedule and all current and former employees and consultants of Company and each of its subsidiaries who have created or modified any of the Company Intellectual Property have executed such an agreement assigning all of such employees’ and consultants’ rights in and to the Company Intellectual Property to the Company or such subsidiary.

(aa) Neither this Agreement nor the Transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company or any of its subsidiaries is a party, will result in (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

      2.19     Contracts.

(a) Except as set forth in Section 2.19(a) of the Company Schedule, neither the Company nor any of its subsidiaries is a party to or is bound by:

(i) any employment or consulting Contract with any officer or director, or any Company employee or consultant (excluding offer letters for “at-will” employees);

(ii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the Transactions contemplated by this Agreement;

(iii) any Contract of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business;

(iv) any Contract containing any covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(v) any Contract currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the Interim Balance Sheet Date of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company’s subsidiaries;

(vi) any dealer, distributor, joint marketing or development Contract currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service, or any Contract pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole, by the Company or any of its subsidiaries;

(vii) any Contract to provide source code to any third party for any product or technology that is material to the Company and its subsidiaries taken as a whole;

(viii) any Contract currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) calendar days or less and substantially in the form previously provided to Parent;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (excluding standard invoice terms for payment of invoices in connection with the sale of Company Products);

(x) any settlement agreement under which the Company has any ongoing obligations;

(xi) any Contract under which the Company or any of its subsidiaries (A) is committed to provide products or services at a later date at a fixed price, or (B) has provided products or services, but which have not yet been accepted thereunder;

(xii) any Contract not otherwise disclosed in Section 2.19 of the Company Schedule under which the consequences of a default could reasonably be expected to have a Material Adverse Effect on the Company;

(xiii) any other Contract or commitment that is of the nature required to be filed by Company as an exhibit to an Annual Report on Form 10-K under the Exchange Act; or

(xiv) any Contract involving in excess of $200,000.00 being paid by or to Company over the term thereof.

(b) Except as set forth in Section 2.19(b) of the Company Schedule, neither the Company nor any of its subsidiaries, nor to the Company’s knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such Contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). The Company has made available to Parent true and correct copies of any Contracts the Company may have with its top twenty customers and suppliers.

      2.20     Insurance. The Company maintains insurance policies and/or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. Section 2.20 of the Company Schedule lists all such Insurance Policies. There is no claim by the Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such Insurance Policies have been paid, and the Company and each of its subsidiaries, as the case may be, is otherwise in compliance with the terms of such Insurance Policies. The Company does not have knowledge of any threatened termination of, or premium increase with respect to, any such Insurance Policies.

      2.21     Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, Alliant Partners, that in its opinion, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

      2.22     Board Approval. The Board has, as of the date of this Agreement, unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved, subject to stockholder approval, the Transactions, and (iii) determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

      2.23     Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding Shares are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Transactions, including the Merger.

      2.24     State Takeover Statutes. The Board has approved the Merger, this Agreement and the Company Voting Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the Company Voting Agreements and the Transactions and the transactions contemplated by the Company Voting Agreements, the provisions of Section 203 of Delaware Law to the extent, if any, such Section is applicable to the Merger, this Agreement and the Company Voting Agreements and the Transactions and the transactions contemplated by the Company Voting Agreements. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement and the Company Voting Agreements or the Transactions and the transactions contemplated by the Company Voting Agreements.

      2.25     Interested Party Transactions. Except as set forth in Section 2.25 of the Company Schedule, no officer or director of the Company (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of its subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its subsidiaries, any goods or services, or (iii) any interest in any entity that makes loans to or guaranties on behalf of, or borrows or seeks guaranties from, the Company or any of its subsidiaries, (iv) a beneficial interest in any Contract to which the Company or any of its subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.25.

      2.26     Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions.

(a) For purposes of this Section 2.26:

(i) “Company Sites” means all of the Company’s and its subsidiaries’ public sites on the WWW;

(ii) “Privacy Statements” means, collectively, any and all of the Company’s and its subsidiaries’ privacy policies published on the Company Sites or otherwise made available by the Company or its subsidiaries regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Company Sites (“Individuals”); and

(iii) “Terms and Conditions” means any and all of the visitor terms and conditions published on the Company Sites governing Individuals’ use of an access to the Company Sites.

(b) A Privacy Statement is posted and is accessible to Individuals at all times on each Company Site. Each of the Company and its subsidiaries maintains a hypertext link to a Privacy Statement from the homepage of each Company Site, and each of the Company and its subsidiaries uses its best efforts to include a hypertext link to a Privacy Statement from every page of the Company Sites on which personal information is collected from Individuals.

(c) The Privacy Statements are clearly written and include, at a minimum, accurate notice to Individuals about the Company’s collection, retention, use and disclosure policies and practices with respect to Individuals’ personal information. The Privacy Statements are accurate and consistent with the Terms and Conditions and the Company’s actual practices with respect to the collection, retention, use and disclosure of Individuals’ personal information.

(d) Each of the Company and its subsidiaries (i) complies with the Privacy Statements as applicable to any given set of personal information collected by the Company and its subsidiaries from Individuals; (ii) complies with all applicable privacy laws and regulations regarding the collection retention, use and disclosure of personal information; and (iii) takes all appropriate industry standard measures to protect and maintain the confidential nature of the personal information provided to the Company or its subsidiaries by Individuals. Each of the Company and its subsidiaries has adequate technological and procedural measures in place to protect personal information collected from Individuals against loss, theft and unauthorized access or disclosure. Neither the Company nor any of its subsidiaries knowingly collects information from or targets children under the age of thirteen. Neither the Company nor any of its subsidiaries sells, rents or otherwise make available to third parties any personal information submitted by Individuals.

(e) The Company’s and each of its subsidiaries’ collection, retention, use and distribution of all personal information collected by the Company from Individuals is governed by the Privacy Statement pursuant to which the data was collected. Each Privacy Statement contains rules for the review, modification and deletion of personal information by the applicable Individual, and the Company and each of its subsidiaries is and has been at all times in compliance with such rules. All versions of the Privacy Statements used by the Company and its subsidiaries at any time on or after December 1, 2002 are attached hereto in Section 2.26 of the Company Schedule. Other than as constrained by the Privacy Statements and by applicable laws and regulations, neither the Company nor any of its subsidiaries is restricted in its use and/or distribution of personal information collected by the Company and its subsidiaries.

(f) Each of the Company and its subsidiaries has the full power and authority to transfer all rights the Company and its subsidiaries have in all Individuals’ personal information in their possession and/or control to Parent and Merger Sub. The Privacy Statements expressly permit the transfer of all personal information collected from Individuals by the Company and its subsidiaries in connection with the merger or acquisition or sale of all or substantially all of the assets of the Company. The Company is not a party to any Contract, or is subject to any other obligation that, following the date of this Agreement, would prevent Parent and/or its affiliates from using the information governed by the Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.

(g) Each of the Company and its subsidiaries has complied with and is not in violation of any applicable privacy obligations under any Legal Requirements or under any Contract to which Company or any of its subsidiaries is a party or by which their properties are bound (“Third Party Privacy Obligations”). Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will violate, contravene or conflict with the Third Party Privacy Obligations. The Third Party Privacy Obligations expressly permit the transfer of all personal information collected from Individuals by the Company and its subsidiaries in connection with the merger or acquisition or sale of all or substantially all of the assets of the Company. No claims or controversies have arisen regarding the Third Party Privacy Obligations or of the implementation thereof or of any of the foregoing.

(h) The Terms and Conditions are posted and are accessible to Individuals at all times on the Company Sites. The Terms and Conditions expressly permit the transfer of personal information collected from Individuals by the Company and its subsidiaries in connection with the merger or acquisition or sale of all or substantially all of the assets of the Company. No claims or controversies have arisen regarding the Terms and Conditions or the implementation thereof or of any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as follows:

      3.1     Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.

      3.2     Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      3.3     No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.3(b) hereof, conflict with or violate any Legal Requirements applicable to Parent or by which its properties are bound or affected, or (iii) conflict with or violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to any Contract to which Parent is a party or by which Parent or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of foreign Governmental Entities, the rules and regulations of the NYSE, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

      3.4     Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Proxy Statement.

      3.5     Financing. Parent will have at the Effective Time sufficient cash or cash-equivalent funds available to permit Merger Sub to consummate the Transactions, including, without limitation, acquiring all the outstanding Shares in the Merger.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1     Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing (which consent or refusal to grant consent shall not be unreasonably delayed), carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its Liabilities and Taxes when due (subject to good faith disputes over such Liabilities or Taxes), pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has significant business dealings. In addition, the Company shall promptly notify Parent of any material event involving its business or operations occurring outside the ordinary course of business.

      In addition, without the prior written consent of Parent (which consent or refusal to grant consent shall not be unreasonably delayed), except as permitted or required by this Agreement and except as provided in Section 4.1 of the Company Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay (whether in cash, stock, equity securities, or property) to any officer or employee except pursuant to written agreements outstanding on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof (including without limitation any retention, change of control or similar agreement), or grant any equity-based compensation, whether payable in cash or stock;

(c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future rights to the Company Intellectual Property other than non-exclusive licenses granted to end-users and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice; provided that in no event shall the Company (i) license, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell, any Company Intellectual Property; or (ii) enter into any Contract (v) providing for any site licenses, (w) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (x) requiring the Company to use its “best efforts”, (y) limiting the right of the Company to engage in any line of business or to compete with any person, or (z) not otherwise in compliance with Section 4.1(d) hereof;

(d) Enter into any Contract (i) requiring the Company to purchase a minimum amount of products or services with aggregate commitments over the life of all such Contracts in excess of $50,000 individually or $200,000 in the aggregate on a monthly basis, or (ii) requiring the Company to (x) provide a minimum amount of products or services with aggregate commitments over the life of such Contract in excess of $150,000, or (y) provide products or services at a later date at a fixed price (except as set forth on Schedule 4.1(d)(ii)(y) hereof);

(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at or below cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of this Agreement, provided that no such repurchase shall be permitted in the event the per share repurchase price is greater than the Merger Consideration;

(g) Issue, deliver, sell, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Stock Options or Company Warrants outstanding as of the date of this Agreement, or (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof and subject to Section 1.6(e) hereof;

(h) Cause, permit or submit to a vote of the Company’s stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances;

(j) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease, licensing, encumbering or disposition (other than through licensing unless permitted by Section 4.1(c)) of property or assets not in excess of $15,000 individually or $50,000 in the aggregate, provided such property or assets are not material, individually or in the aggregate, to the business of the Company and its subsidiaries;

(k) Grant any loans to employees, officers, directors or other third parties, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

(l) Adopt or amend any Plan or any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement; pay any special bonus or special remuneration to any director or employee (cash, equity or otherwise); or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants (other than the bonus amounts to be paid by the Company to employees who are not executive officers or directors, as set forth in Section 4.1(l) of the Company Schedule);

(m) (i) Pay, discharge, settle or satisfy any Liabilities, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of Liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any Contract to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary;

(n) Enter into (unless otherwise permitted by this Section 4.1), modify or amend (unless such amendment, if it were a new Contract, would be otherwise permitted by this Section 4.1), or terminate any Contract of a nature required to be listed as a Company Contract in Section 2.19 of the Company Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o) Except as required by GAAP, revalue any of its assets (including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice) or make any change in accounting methods, principles or practices;

(p) Enter into, renew or materially modify any Contracts relating to the distribution, sale, license or marketing by third parties of the products or services of the Company or its subsidiaries or products or services licensed by the Company or its subsidiaries, other than (i) renewals of existing Contracts on a nonexclusive basis or modifications in connection with renewals of existing Contracts on a nonexclusive basis, or (ii) new nonexclusive Contracts, either of which can be terminated without penalty upon notice of ninety (90) calendar days or less, and are otherwise in compliance with this Section 4.1;

(q) Make any Tax election or accounting method change (except as required by GAAP) that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its subsidiaries, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(r) Other than taking any action permitted by Section 5.4(c) hereof, engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Transactions;

(s) (i) Hire any employee (except that in the event an employee is terminated pursuant to clause (ii) hereof or voluntarily terminates (including by death or disability) his or her employment, a replacement may be engaged as a contractor to temporarily fill such terminated employee’s position, provided (x) such replacement may not be hired as an employee of the Company, (y) any consideration payable for services rendered by such replacement is of a kind and amount permitted by this Section 4.1, and (z) any such agreement with any such replacement shall be terminable, at the sole option of Parent, without penalty at the Effective Time), or (ii) terminate any employee (except for termination for cause), or take any action that would allow any employee to claim a constructive termination or termination for “good reason”;

(t) Make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $200,000 in the aggregate;

(u) Commence or settle (other then any settlements with all plaintiffs and all insurance companies (but specifically excluding any settlements with any investment banks or other underwriters of securities) that are covered entirely by the Company’s insurance carrier and that do not involve deductible or retention payments of greater than $350,000; provided, that Parent shall have had an opportunity to review and approve any such settlements, which approval shall not be unreasonably withheld or delayed) any litigation (whether or not commenced prior to the date of this Agreement) (other than any litigation to enforce any of its rights under the Agreement);

(v) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through 4.1(u) above.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1     Proxy Statement; Board Recommendation.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC under the Exchange Act. Parent shall provide promptly to the Company such information concerning itself as, in the reasonable judgment of Parent or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. The Company shall respond to any comments of the SEC, and shall use its best efforts to have Proxy Statement cleared by the SEC as promptly as practicable after such filing, and the Company shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Proxy Statement is cleared by the SEC. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company shall cause all documents that it is responsible for filing with the SEC under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent of such occurrence and file with the SEC or its staff and/or mail to stockholders of the Company, such amendment or supplement.

(b) The Proxy Statement shall include the unanimous recommendation of the Board in favor of adoption and approval of this Agreement and approval of the Merger (subject to the terms of Section 5.4(c) hereof).

      5.2     Meeting of Company Stockholders.

(a) Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law and the Company Charter Documents to convene an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”), to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within thirty (30) calendar days after the Proxy Statement is cleared by the SEC. Subject to the terms of Section 5.4(c) hereof, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Stockholders’ Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents, the rules of the Nasdaq and all other applicable legal requirements. The Company’s obligation to call, give notice of, convene and hold the Stockholders’ Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(b) Subject to the terms of Section 5.4(c) hereof: (i) the Board shall unanimously recommend that the Company’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Stockholders’ Meeting; (ii) the Proxy Statement shall include (x) the fairness opinion referred to in Section 2.21 hereof and (y) a statement to the effect that the Board has unanimously recommended that the Company’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Stockholders’ Meeting; and (iii) neither the Board nor any committee thereof shall withdraw, amend, change or modify, or propose or resolve to withdraw, amend, change or modify in a manner adverse to Parent, the unanimous recommendation of the Board that the Company’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

      5.3     Confidentiality; Access to Information.

(a) The parties acknowledge that Parent and the Company have previously executed a Corporate Development Group Mutual Nondisclosure Agreement, dated as of April 30, 2002, as amended on October 30, 2002 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) The Company shall afford Parent and its accountants, counsel, advisors and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, financial positions, results of operations and personnel of the Company, as Parent may reasonably request.

(c) No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

      5.4     No Solicitation.

(a) From the date hereof until the earlier of the approval and adoption of this Agreement and approval of the Merger by the Company’s stockholders or the termination of this Agreement, the Company and its subsidiaries shall not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney, accountant, or other advisor or representative retained by any of them (“Representatives”) to, directly or indirectly: (i) solicit, initiate, knowingly or intentionally encourage, facilitate or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.4(d) hereof); (ii) participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) subject to the terms of Section 5.4(c) hereof, approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (as defined in Section 5.4(d) hereof); provided, however, that the terms of this Section 5.4 shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, entering into a confidentiality agreement with or entering into negotiations or discussions with, any person or group in response to a Acquisition Proposal submitted by such person or group (and not withdrawn) if: (1) neither the Company nor its subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in this Section 5.4 in connection with such Acquisition Proposal; (2) the Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law; (3) (x) at least two (2) business days prior to furnishing any such nonpublic information to, or entering into negotiations or discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company’s intention to furnish nonpublic information to, or enter into negotiations or discussions with, such person or group, and (y) the Company receives from such person or group an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company which are no less favorable to the Company than the Confidentiality Agreement; and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). In addition to the foregoing, the Company shall (i) provide Parent with at least forty-eight (48) hours prior written notice (or such lesser prior notice as provided to the members of the Board, but in no event less than eight hours) of a meeting of the Board at which the Board is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least two (2) business days prior written notice of a meeting of the Board at which the Board is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of any definitive documentation relating to such Superior Offer and such other documentation reflecting the terms of the Superior Offer as being considered by the Board. The terms of this Section 5.4 shall not prohibit the Company from taking any action necessary in order to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, provided that neither the Company nor its Board shall, except as permitted by Section 5.4(c), propose to withdraw, amend, change or modify its unanimous recommendation of this Agreement and the Merger, or to approve or recommend, or propose to publicly approve or recommend, an Acquisition Proposal. The Company and its subsidiaries shall immediately cease any and all existing activities, negotiations or discussions with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of the Company or any of its subsidiaries or any Representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

(b) In addition to the obligations of the Company set forth in Section 5.4(a) hereof, the Company as promptly as practicable shall advise Parent orally (within one business day) and in writing (within two business days) of any request received by the Company for nonpublic information which the Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Company with respect to or which the Company reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(c) Nothing in this Agreement shall prevent the Board from withdrawing, amending, changing or modifying its unanimous recommendation in favor of the Transactions at any time prior to the approval and adoption of this Agreement and approval of the Merger by the Company’s stockholders, but the

Board may do so only to terminate this Agreement in accordance with Section 7.1(e) hereof and only if (i) a Superior Offer (as defined in Section 5.4(d) hereof) is made to the Company and is not withdrawn, and, concurrent with the termination of this Agreement pursuant to Section 7.1(e) hereof, the Board shall cause the Company to enter into a definitive agreement with respect to such Superior Proposal, (ii) neither the Company nor any of its subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in Section 5.4 hereof in connection with such Superior Offer, and (iii) the Board concludes in good faith, after consultation with its outside counsel, that in light of such Superior Offer the withdrawal, amendment, change or modification of such recommendation is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law.

(d) For purposes of this Agreement, (i) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction. For the purposes of this Agreement, (ii) “Acquisition Transaction” shall mean any transaction or series of related transactions other than the Transactions involving: (A) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license (other than in the ordinary course of business and consistent with past practice), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (C) any liquidation or dissolution of the Company, and (iii) “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any Acquisition Proposal on terms that the Board determines, in its reasonable judgment (after consultation with a reputable financial advisor) to be more favorable to the Company stockholders from a financial point of view than the terms of the Transactions; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Board to be obtained by such third party on a timely basis.

      5.5     Public Disclosure.

(a) Parent and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Transactions, this Agreement or, except for as necessary to effect the Company’s rights under Section 5.4(c) hereof, an Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

(b) Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company’s earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation.

      5.6     Reasonable Efforts; Notification.

(a) Other than taking any action permitted by Section 5.4(c) hereof, upon the terms and subject to the conditions set forth in this Agreement each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement, use all commercially reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or any subsidiary or affiliate of Parent to agree to any divestiture by itself or the Company or any of their respective affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(b) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VI hereof would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      5.7     Third Party Consents. As soon as practicable following the date hereof, Company shall use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the Transactions, including those set forth on Section 5.7 of the Company Schedule.

      5.8     Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers (the “Indemnified Parties”) in effect on the date hereof and listed on the Company Schedule, and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable law.

(b) At any time prior to the Closing, Company may purchase, for a price (which shall in no event exceed the Cap Amount regardless of any amounts credited against premium payments previously paid by the Company) not to exceed the amount set forth on Section 5.8(b) of the Company Schedule (the “Cap Amount”), directors’ and officers’ liability tail coverage (for a period of six (6) years following the Effective Time), covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, on terms comparable to those applicable to the current directors and officers of the Company, and covering all periods prior to the Effective Time (the “Tail Coverage”). Following the Closing, in the event Company shall not have purchased the Tail Coverage, Parent shall (or shall cause the Surviving Corporation to) purchase the Tail Coverage, provided that in no event shall Parent or the Surviving Corporation be required to expend in the aggregate in connection with the purchase of such Tail Coverage an amount in excess of the Cap Amount and, in the event a comparable level of directors’ and officers’ liability Tail Coverage is not available for the Cap Amount, Parent (or the Surviving Corporation, as the case may be) shall only be obligated to purchase such Tail Coverage as may be purchased for the Cap Amount.

(c) This Section 5.8 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.8.

      5.9     Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, the Company and Parent each shall file any appropriate pre-merger notifications under the competition laws or regulations of any foreign jurisdiction, as reasonably agreed by the parties to apply. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information, which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

      5.10     Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Effective Time, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements (excluding, in each case, the agreements listed on Section 5.10 of the Company Schedule) and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, for purposes of this Section 5.10 “Company Employee Plans”). Unless Parent provides such written notice to the Company, no later than five business days prior to the Effective Time, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Effective Time) pursuant to resolutions of the Board. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

      5.11     Employee Benefits. As soon as practicable after the Effective Time, Parent shall provide the employees of the Company and its subsidiaries who remain employed after the Effective Time (each, a “Transferred Company Employee” and collectively, the “Transferred Company Employees”) with substantially similar types and levels of employee benefits as those provided to similarly situated employees of Parent. Parent shall treat and cause its applicable benefit plans (with the exception of Parent’s sabbatical program) to treat the service of Transferred Company Employees with the Company or any subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual. Parent shall use commercially reasonable efforts to provide that no Transferred Company Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company group health plan shall be excluded from the Parent’s group plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation; provided that such Transferred Employees are based in the United States and meet applicable actively at work requirements as of the Effective Time. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits, or credit inconsistent with the terms of Parent benefit plans.

      5.12     FIRPTA Certificate. On or prior to the Effective Time, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

      5.13     Form S-8 Filing. Prior to January 2, 2003, the Company shall have filed with the SEC an effective registration statement on Form S-8 with respect to at least 2,960,971 additional shares of the Company’s common stock issuable upon exercise of options granted under the Company’s 2000 Stock Incentive Plan.

ARTICLE VI

CONDITIONS TO THE MERGER

      6.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All material foreign antitrust approvals required to be obtained prior to the Effective Time in connection with the Merger shall have been obtained.

(c) Proxy Statement. No order suspending the use of the Proxy Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

      6.2     Additional Conditions to Obligations of Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

      6.3     Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company; (provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to the representations and warranties set forth in Sections 2.3, 2.7(d), 2.10 (other than as a result of any litigation of the type described in clause (v) of Section 8.3(c)), 2.17, 2.18, 2.21, 2.22, 2.23 and 2.24 hereof), (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (other than with respect to the representations and warranties set forth in Sections 2.3, 2.7(d), 2.10 (other than with respect to any litigation of the type described in clause (v) of Section 8.3(c)), 2.17, 2.18, 2.21, 2.22, 2.23 and 2.24 hereof), and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(d) Consents. The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby under the Contracts set forth on Section 5.7 of the Company Schedule in form and substance reasonably satisfactory to Parent.

(e) Financial Results. The Company’s total revenues for the quarter ending December 31, 2002 (calculated in accordance with the accounting policies described in the Company’s Form 10-Q for the quarter ended September 30, 2002 (the “Q3 Form 10-Q”)) shall not be less than 90% of the total revenues targeted for the quarter ending December 31, 2002 (as set forth on Section 6.3(e) of the Company Schedule), and the Company’s total costs and expenses for the quarter ending December 31, 2002 (calculated in accordance with the accounting policies described in the Q3 Form 10-Q) shall not be greater than 110% of the total costs and expenses budgeted for the quarter ending December 31, 2002 (as set forth on Section 6.3(e) of the Company Schedule). Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, which certificate shall include as an exhibit a copy of the Company’s actual results of operations, including revenues and total costs and expenses, for the period ended December 31, 2002.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Merger may be abandoned, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either the Company or Parent if the Effective Time shall not have occurred on or before April 19, 2003 (the “End Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

(e) by the Company, upon approval of the Board, if the Board concludes in good faith that it is required to do so by its fiduciary duties to the Company’s stockholders under applicable law, after consultation with its outside legal counsel in connection with entering into a definitive agreement with respect to a Superior Proposal, upon three (3) days’ prior written notice to Parent, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, such Superior Proposal; provided, however, that any termination of this Agreement pursuant to this Section 7.1(e) shall not be effective until the Company has made full payment of all amounts provided under Section 7.3 hereof.

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) for thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30) calendar day period);

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30) calendar day period);

(h) by Parent, upon a breach of the provisions of Section 5.4 hereof; or

(i) by Parent if a Triggering Event (as defined below) shall have occurred. For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board or any committee thereof shall for any reason have withdrawn or withheld, or shall have amended, changed or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Transactions; (ii) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Board that holders of Shares vote in favor of and adopt and approve this Agreement and approve the Merger; (iii) the Board or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any Contract accepting any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Board recommends rejection of such tender or exchange offer.

      7.2     Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 hereof will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) hereof and the proviso therein is applicable, thirty (30) calendar days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with the Agreement or the Transactions, except (i) as set forth in Section 5.3(a) hereof, this Section 7.2, Section 7.3 hereof and Article VIII hereof, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of, or any intentional misrepresentation made in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3     Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing with the SEC the Proxy Statement and any amendments or supplements thereto.

(b) Company Payments.

(i) The Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to $1,140,000.00 (the “Termination Fee”) if this Agreement is terminated by Parent pursuant to Section 7.1(i) hereof.

(ii) The Company shall pay to Parent in immediately available funds, concurrent with a termination by Company of this Agreement pursuant to Section 7.1(e) hereof, an amount equal to the Termination Fee, and no such termination of this Agreement shall be deemed effected until such time as the Termination Fee shall have been paid to Parent.

(iii) The Company shall pay Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to the Termination Fee, if this Agreement is terminated by Parent pursuant to Section 7.1(b) or Section 7.1(d) hereof and any of the following shall occur:

(A) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and has not publicly definitively withdrawn such Acquisition Proposal at least five (5) business days prior to the earlier to occur of the End Date or the Stockholders’ Meeting, as applicable, and within twelve (12) months following the termination of this Agreement any Company Acquisition (as defined below) is consummated; or

(B) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and has not publicly definitively withdrawn such Acquisition Proposal at least five (5) business days prior to the earlier to occur of the End Date or the Stockholders’ Meeting, as applicable, and within twelve (12) months following the termination of this Agreement the Company enters into a letter of intent or similar document or any Contract providing for any Company Acquisition.

(iv) The Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, if this Agreement is terminated by Parent pursuant to Section 7.1(g) based on a failure to satisfy the condition set forth in Section 6.3(b) and, (x) prior to such termination, the Company has received, or a third party has announced, an Acquisition Proposal and (y) such breach is intended to or has the effect of facilitating such Acquisition Proposal or benefiting the person making such acquisition proposal without similarly benefiting Parent, an amount equal to the out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby (including, without limitation, reasonable attorney fees and expenses, reasonable advisor fees and expenses, travel costs, filing fees, printing, mailing and solicitation costs and expenses) (the “Expenses”); provided, that the Company shall not be required, pursuant to this Section 7.3(b)(iv), to pay Parent for Expenses in excess of $500,000 in the aggregate. Notwithstanding the foregoing, payment of such Expenses shall not constitute liquidated damages with respect to any claim which Parent or Merger Sub would be entitled to assert against the Company or its assets, or against any of the Company’s directors, officers, employees or stockholders, with respect to any such breach, and shall not constitute the sole and exclusive remedy with respect to any such breach.

(v) The Company hereby acknowledges and agrees that the agreements set forth in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made; provided, however, that if Parent makes a claim for the amounts set forth in this Section 7.3(b) that results in a judgment against Parent, Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of any intentional or willful breach of, or any intentional misrepresentation made in, this Agreement.

(vi) Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto hereby expressly acknowledges and hereby agrees that, with respect to any termination of this Agreement pursuant to Section 7.1 hereof (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee is payable pursuant to this Section 7.3(b), payment of the Termination Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or its assets, or against any of the Company’s directors, officers, employees or stockholders, with respect to any such termination of this Agreement, and shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement pursuant to Section 7.1 hereof (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee is payable pursuant to this Section 7.3(b), the right to such payment: (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination this Agreement and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement. Except for nonpayment of the Termination Fee pursuant to this Section 7.3(b) the parties hereto hereby agree that, upon any termination of this Agreement pursuant to Section 7.1 hereof (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee is payable pursuant to this Section 7.3(b), in no event shall Parent or Merger Sub be entitled to seek or to obtain any recovery or judgment against the Company or any subsidiaries of the Company or any of their respective assets, or against any of their respective directors, officers, employees or stockholders for any such termination of this Agreement, and in no event shall Parent or Merger Sub be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, special, indirect or punitive damages, for any such termination of this Agreement. Notwithstanding the foregoing, payment of the Termination Fee pursuant to this Section 7.3(b) shall not constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would be entitled to assert against the Company or its assets, or against any of the Company’s directors, officers, employees or stockholders, with respect to any such termination of this Agreement based upon the willful or intentional breach or intentional misrepresentation of any representations, warranties or covenants of the Company in this Agreement, and shall not constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon the willful or intentional breach or misrepresentation of any of the representations, warranties or covenants of the Company in this Agreement.

(vii) For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than a majority of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of a majority of the aggregate fair market value of the Company’s business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of a majority of the voting power of the then outstanding shares of capital stock of the Company.

      7.4     Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

      7.5     Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided that Section 6.1(a) may not be waived without the express written consent of Parent. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

      8.1     Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

      8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Sybase, Inc.

One, Sybase Drive
Dublin, California 94568
Attention: Dan Carl, General Counsel
Telephone No.: 925-236-5000
Telecopy No.: 925-236-6823

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation
One Market, Spear Tower, Suite 3300
San Francisco, California 94105
Attention:     Michael J. Kennedy, Esq.
             Michael S. Dorf, Esq.
Telephone No.:     (415) 947-2000
Telecopy No.:     (415) 947-2099

(b)	if to the Company, to:

AvantGo, Inc.

25881 Industrial Boulevard
Hayward, California 94545
Attention:     Mark Cochran, General Counsel
Telephone No.:     510-259-4000
Telecopy No.:     510-256-4999

with a copy to:

Gray Cary Ware & Friedrich

400 Hamilton Avenue
Palo Alto, California 94301
Attn:     Bruce E. Schaeffer, Esq.
       Gregory M. Gallo, Esq.
Telephone No.:     (650) 833-2000
Telecopy No.:     (650) 833-2001

      8.3     Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections,

such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the executive officers or directors of such party has actual knowledge of such matter; provided that with respect to any executive officer, such executive officer shall have made reasonable due and diligent inquiry of the employees responsible for such matter in question; and provided, further, that if any executive officer does not make such reasonable due and diligent inquiry, then such executive officer shall be deemed to have actual knowledge of those facts or matters that such executive officer would have had, had he or she made such inquiry.

(c) For purposes of this Agreement, the term “Material Adverse Effect” when used (x) in connection with the Company shall mean the requirement to restate and/or the restatement of any Company SEC Report, and (y) when used in connection with any entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole, or the ability of such entity to perform its obligations under this Agreement and timely consummate the Transactions; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company: (i) any change in the market price or trading volume of the Shares after the date hereof; (ii) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (iii) any adverse change, event, violation, inaccuracy, circumstance or effect that results from the loss, diminution or disruption of the Company’s existing or prospective customer, distributor or supplier relationships that the Company successfully bears the burden of proving directly results from or is directly attributable to the public announcement or pendency of the Merger; (iv) any adverse change, event, violation, inaccuracy, circumstance or effect that the Company successfully bears the burden of proving results from or is attributable to conditions affecting the industries in which the Company participates, the United States economy as a whole, or foreign economies in any locations where the Company or any of its subsidiaries has material operations or sales (which changes in each case do not disproportionately affect the Company or its subsidiaries, as the case may be); (v) the institution of litigation against the Company or any of its officers or directors alleging breach of their fiduciary duties in connection with the Company’s entry into this Agreement; or (vi) any adverse change, event, violation, inaccuracy, circumstance or effect resulting from Company’s compliance with the terms of, or the taking of any action required by, this Agreement.

(d) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      8.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.5     Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.8 hereof.

      8.6     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      8.9     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.11     Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

SYBASE, INC.

By:

Name:

Title:

SEURAT ACQUISITION CORPORATION

By:

Name:

Title:

AVANTGO, INC.

By:

Name:

Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF VOTING AGREEMENT

      THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2002 by and between Sybase, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder and/or option holder (the “Stockholder”) of AvantGo, Inc., a Delaware corporation (the “Company”).

RECITALS:

      A.     Parent, the Company and Merger Sub (as defined below) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of a wholly-owned subsidiary of Parent (“Merger Sub”) with and into the Company, pursuant to which all outstanding capital stock of the Company will be converted into the right to receive a cash payment, as set forth in the Merger Agreement.

      B.     The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as is indicated on the signature page of this Agreement.

      C.     In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in his or her capacity as such) has agreed to vote the Shares (as defined below) and such other shares of capital stock of the Company over which the Stockholder has voting power, so as to facilitate consummation of the Merger.

      NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

(b) “person” shall mean any individual, corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

(c) “Shares” shall mean: (i) all securities of the Company (including all shares of capital stock of the Company and all options, warrants and other rights to acquire shares of capital stock of the Company) owned by the Stockholder as of the date of this Agreement, and (ii) all additional securities of the Company (including all additional shares of capital stock of the Company and all additional options, warrants and other rights to acquire shares of capital stock of the Company) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

(d) Transfer. A person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or other disposition of such security or any interest therein.

2. Transfer of Shares.

(a) Transfer of Shares. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the

A-A-1

Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or make any offer regarding any Transfer of any of the Shares.

(b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement, commitment or understanding in a manner inconsistent with the terms of Section 3 hereof or otherwise in contravention of the obligations of the Stockholder under this Agreement, with respect to any of the Shares.

3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 4 hereof), the Shares:

(a) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;

(b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement;

(c) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(d) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any person.

4. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

5. No Solicitation. Except as permitted by the Merger Agreement, Stockholder agrees that between the date of this Agreement and the Expiration Date, Stockholder will not, nor will Stockholder authorize or permit any of its officers, directors, controlled affiliates or employees or any of their respective investment bankers, attorneys or other advisors or representatives to, directly or indirectly: (i) solicit, initiate, encourage or take an action intended to induce the making, submission or announcement of any Acquisition Proposal; or (ii) engage or participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal. Stockholder will, and will direct or cause its officers, directors, controlled affiliates and employees and their respective investment bankers, attorneys or other advisors or representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. Stockholder

A-A-2

will promptly advise Parent orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal received by Stockholder, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date, the Stockholder (i) is (and will be) the beneficial owner of the shares of capital stock of the Company, and the options, warrants and other rights to purchase shares of capital stock of the Company, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares; (ii) the Shares are (and will be) free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature (each an “Encumbrance”) (other than those Encumbrances which are in favor of the Company, provided Parent shall have been provided with copies of the relevant documentation related thereto); (iii) does not (and will not) beneficially own any securities of the Company other than the shares of capital stock of the Company, and options, warrants and other rights to purchase shares of capital stock of the Company, set forth on the signature page of this Agreement; and (iv) has (and will have) full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

7. Consent and Waiver. The Stockholder (not in his or her capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party, or pursuant to any rights Stockholder may have.

8. Legending of Shares. If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

9. Termination. This Agreement shall terminate and be of no further force or effect as of the Expiration Date.

10. Miscellaneous.

(a) Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall not be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

(b) Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

(c) Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other person without the prior written consent of Parent.

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(d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e) Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Parent and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Parent which cannot be adequately compensated by a monetary award. Accordingly, Parent and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Parent shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

(f) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g) Entire Agreement. This Agreement and the Proxy and the other agreements referred to in this Agreement set forth the entire agreement and understanding of Parent and the Stockholder with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between Parent and the Stockholder, both oral and written, with respect to the subject matter hereof and thereof.

(h) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:

Sybase, Inc.

One Sybase Drive
Dublin, CA 94568
Attention: Dan Carl
Telephone: (925) 236-5000
Telecopy: (925) 236-6823

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market, Spear Street Tower
Suite 3300
San Francisco, California 94105

Attention:	Michael J. Kennedy, Esq.

Michael S. Dorf, Esq.

Telephone: (415) 947-2000
Telecopy: (415) 947-2099

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                If to the Stockholder:

To the address for notice set forth on the signature page hereof.

(i) Further Assurances. The Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

(j) Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

(k) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

SYBASE, INC.

By:

    Signature of Authorized Signatory

Name:

Title:

STOCKHOLDER:

By:

    Signature

Name:

Title:

Print Address

Telephone

Facsimile No.

Share beneficially owned:

                     shares of Company capital stock

                     shares of Company capital stock issuable upon the exercise of outstanding options, warrants or other rights

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STOCKHOLDER:

By:

    Signature

Name:

Title:

Print Address

Telephone

Facsimile No.

Share beneficially owned:

                     shares of Company capital stock

                     shares of Company capital stock issuable upon the exercise of outstanding options, warrants or other rights

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EXHIBIT A

IRREVOCABLE PROXY

      The undersigned stockholder of AvantGo, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors of the Board of Directors of Sybase, Inc., a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this irrevocable proxy (the “Proxy”). The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Parent, Seurat Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, which provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

      The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement;

(iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any person.

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      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above.

      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

      This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December      , 2002

Signature of Stockholder:

Print Name of Stockholder:

Shares beneficially owned:

shares of Company capital stock

shares of the Company capital stock issuable upon the exercise of outstanding options, warrants or other rights

Signature of Stockholder:

Print Name of Stockholder:

Shares beneficially owned:

shares of Company capital stock

shares of the Company capital stock issuable upon the exercise of outstanding options, warrants or other rights

A-A-9

ANNEX B

Delaware General Corporations Law

Section 262 — Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

California Corporations Code

Chapter 13 — Dissenters’ Rights

§ 1300	Right to Require Purchase — “Dissenting Shares” and “Dissenting Shareholder” Defined

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301	Demand for Purchase

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302	Endorsement of Shares

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303	Agreed Price — Time for Payment

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304	Dissenter’s Action to Enforce Payment

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305	Appraiser’s Report — Payment — Costs

      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306	Dissenting Shareholder’s Status as Creditor

      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307	Dividends Paid as Credit Against Payment

      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308	Continuing Rights and Privileges of Dissenting Shareholders

      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309	Termination of Dissenting Shareholder Status

      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310	Suspension of Proceedings for Payment Pending Litigation

      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311	Exempt Shares

      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312	Attacking Validity of Reorganization or Merger

      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313     Conversion Deemed to Constitute Reorganization for Purposes of Chapter

      A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX D

[Alliant Partners Letterhead]

PERSONAL & CONFIDENTIAL

December 18, 2002

Board of Directors

AvantGo, Inc.
25881 Industrial Blvd
Hayward, CA 94545

Ladies and Gentlemen:

      You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of AvantGo, Inc. (“AvantGo” or the “Company”) of the value of the total consideration to be received from Sybase, Inc. (“Sybase”) in Sybase’s acquisition of AvantGo (the “Merger”) through a wholly-owned merger subsidiary. As contemplated in the draft Agreement and Plan of Merger (the “Agreement”) dated December 13, 2002, which was substantially similar to the definitive Agreement dated December 19, 2002, Sybase will acquire all the shares of the issued and outstanding common stock, $0.001 par value, of the Company in the Merger and each outstanding share of common stock of the Company will be converted into the right to receive $1.0294797 per share (the “Per Share Amount”) in cash. Based on 38,026,747 shares of Company Common Stock expected to be outstanding as of the Closing of the Merger (which includes all outstanding in-the-money options which are exercisable as of the Closing of the Merger), the cash consideration to be received by AvantGo common stockholders is valued at $39.1 million (which includes approximately $1.1 million of net proceeds from the exercise of such options).

      For purposes of the opinion set forth herein, we have:

(a) Discussed the past and current operations, financial condition and prospects for AvantGo with senior executives of AvantGo and Sybase;

(b) Reviewed certain internal financial statements and other financial and operating data concerning AvantGo prepared by AvantGo management;

(c) Reviewed public financial statements and other information concerning AvantGo;

(d) Analyzed certain financial projections for AvantGo prepared by AvantGo management;

(e) Compared the financial performance of AvantGo with that of certain other comparable publicly-traded companies and the prices paid for securities of those publicly-traded companies;

(f) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions of companies comparable to AvantGo;

(g) Assessed AvantGo’s value using a discounted cash flow analysis of projected future cash flows;

(h) Reviewed the Agreement and certain related documents and discussed the proposed terms of the Merger with senior executives of AvantGo; and

(i) Performed such other analyses and considered such other factors as we have deemed appropriate.

      For the purposes of this opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us or discussed with us and have further relied

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Board of Directors	Page 2

AvantGo, Inc.	December 18, 2002

upon the assurances of the management of AvantGo that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to the financial projections of AvantGo, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. The financial and other information regarding AvantGo reviewed by or discussed with Alliant Partners in connection with the rendering of this opinion was limited to information provided by AvantGo management and certain discussions with AvantGo regarding the Company’s financial condition and future prospects. In addition, we have assumed that the Merger will be consummated in a timely fashion in accordance with the terms set forth in the Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of AvantGo, nor have we been furnished with any such appraisals. Our opinion is necessarily based on the economic, market and other conditions in effect on, and the information made available to us as of, the date hereof.

      Our opinion addresses only the fairness of the consideration to be received by the common stockholders, from a financial point of view, and we do not express any views on any other terms of the proposed Merger or the business or economic bases underlying the Agreement. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. Alliant Partners’ advisory services and this opinion are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. This opinion does not constitute a recommendation as to how any holder of Company shares should vote with respect to such transaction.

      Alliant Partners has acted as financial advisor to the Board of Directors of the Company and will receive a fee in connection with this transaction as well as for the delivery of this opinion.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the total consideration to be provided by Sybase to AvantGo pursuant to the Agreement is fair, from a financial point of view, to the AvantGo stockholders.

Very truly yours,

/s/ ALLIANT PARTNERS

Alliant Partners

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